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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Ashford Hospitality Trust, Inc.
(Name of Registrant as Specified In Its Charter)

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2019 Proxy Statement
Annual Meeting of Stockholders

Thursday, May 16, 2019
9:30 a.m., Central Time

Dallas Marriott Suites Medical/Market Center
2493 N. Stemmons Freeway
Dallas, Texas 75207

April 1, 2019

Dear Stockholders of Ashford Hospitality Trust, Inc.:

        On behalf of the Board of Directors of Ashford Hospitality Trust, Inc., I cordially invite you to attend the 2019 annual meeting of stockholders of the Company, which will be held at 9:30 a.m., Central Time, on Thursday, May 16, 2019.

        As for our 2018 highlights, at year-end, our hotel portfolio consisted of 119 hotels containing 25,060 net rooms across 31 states and Washington, D.C. We believe our geographic diversity, combined with the fact that no major market represents more than 11% of our hotel EBITDA, provides economic balance and reduces risk. Turning to our financial performance for 2018, comparable RevPAR for our hotels increased 0.5% to $120.76, driven by a 1.8% increase in rate partially offset by a 1.3% decrease in occupancy. We also seek to increase our RevPAR penetration index and we believe the benefits of our 2018 expenditures of $207.3 million in capital refreshes at the hotels will help us meet this goal. Although we had a net loss of $156.3 million for 2018, our Adjusted EBITDAre for 2018 totaled $411.5 million, and, while we had a net loss per share of $1.75 in 2018, our AFFO per share was $1.26. We believe our performance, as reflected by such RevPAR, Adjusted EBITDAre and AFFO per share performance in 2018, emphasizes the quality of our portfolio as well as the strength of our asset management capabilities. See Annex A to this proxy statement for more information about our Adjusted EBITDAre and AFFO per share.

        Our business is managed with the oversight and direction of our Board of Directors, which regularly considers the optimal strategy for the strategic advancement and growth of the Company and the long-term interests of our stockholders. When making decisions, our Board of Directors considers the views of our stockholders. To understand our stockholders' perspectives about the Company, our management team conducts outreach and engagement with our stockholders throughout the year and regularly provides our Board with management's summaries of stockholder feedback.

        We encourage you to review the proxy statement and to return your proxy card as soon as possible so that your shares will be represented at the meeting.

Thank you.

Sincerely,

Monty J. Bennett
 Founder and Chairman of the Board

Notice of Annual Meeting of Stockholders of
Ashford Hospitality Trust, Inc.

Meeting Date:	Thursday, May 16, 2019
Meeting Time:	9:30 a.m., Central Time
Meeting Location:	Dallas Marriott Suites Medical/Market Center 2493 N. Stemmons Freeway Dallas, Texas 75207

Meeting Agenda

  1.
  Election of seven directors;

  2.
  Advisory approval of our executive compensation;

  3.
  Ratification of the appointment of BDO USA, LLP as our independent auditors for 2019; and

  4.
  Transaction of any other business that may properly come before the annual meeting.

Record Date

        You may vote at the 2019 annual meeting of stockholders the shares of common stock of which you were the holder of record at the close of business on March 18, 2019.

Review your proxy statement and vote in one of the four ways:

  •
  In person: Attend the Annual Meeting and vote by ballot.

  •
  By telephone: Call the telephone number and follow the instructions on your proxy card.

  •
  Via the internet: Go to the website address shown on your proxy card and follow the instructions on the website.

  •
  By mail: Mark, sign, date and return the enclosed proxy card in the postage-paid envelope.

By order of the Board of Directors,

Deric S. Eubanks, Chief Financial Officer

14185 Dallas Parkway, Suite 1100
Dallas, Texas 75254
April 1, 2019

i

        IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 16, 2019.

        The Company's Proxy Statement for the 2019 Annual Meeting of Stockholders and the Annual Report to Stockholders for the fiscal year ended December 31, 2018, including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2018, are available at www.ahtreit.com by clicking the "INVESTOR" tab, then the "Financial Reports & SEC Filings" link, and then the "Annual Meeting Material" link.

ii

SUMMARY

        This summary highlights selected information contained in this proxy statement, but it does not contain all the information you should consider in determining how to vote your shares of our common stock at the 2019 annual meeting of stockholders of the Company. We urge you to read the entire proxy statement before you vote. This proxy statement was first mailed to stockholders on or about April 1, 2019.

        We are providing these proxy materials in connection with the solicitation by the Board of Directors of Ashford Hospitality Trust, Inc. of proxies to be voted at our annual meeting of stockholders.

        In this proxy statement:

  •
  "we," "our," "us," "Ashford Trust," and the "Company" each refers to Ashford Hospitality Trust, Inc., a Maryland corporation and real estate investment trust ("REIT"), shares of the common stock of which are listed for trading on the New York Stock Exchange ("NYSE") under the ticker symbol "AHT";

  •
  "Annual Meeting" refers to the 2019 annual meeting of stockholders of the Company;

  •
  "Ashford Inc." refers to Ashford Inc. (NYSE American: AINC), a Maryland corporation that we spun off in November 2014;

  •
  "Ashford LLC" refers to Ashford Hospitality Advisors, LLC, a Delaware limited liability company and a subsidiary of Ashford Inc.;

  •
  "Board" or "Board of Directors" refers to the Board of Directors of Ashford Hospitality Trust, Inc.;

  •
  "Braemar" refers to Braemar Hotels & Resorts Inc. (NYSE: BHR), a Maryland corporation and REIT that we spun off in November 2013;

  •
  "Premier" refers to Premier Project Management LLC, a Maryland limited liability company and a subsidiary of Ashford LLC that is our provider of project management services. On August 8, 2018, Ashford Inc. completed its acquisition of Premier, formerly owned by Remington (as defined below). As a result, Ashford Inc. (through its indirect subsidiary, Premier) provides us with project management services, including construction management, interior design, architectural services, and the purchasing, expediting, warehousing coordination, freight management and supervision of installation of fixtures, furniture, furnishings and equipment, and related services; and

  •
  "Remington" refers to Remington Lodging & Hospitality, LLC, a Delaware limited liability company that is one of our property management companies. Remington is owned by Mr. Monty J. Bennett, Chairman of our Board, and his father, Mr. Archie Bennett, Jr., our Chairman Emeritus. Mr. Monty J. Bennett also serves as the Chief Executive Officer of Remington, Chief Executive Officer and Chairman of Ashford Inc. and Chairman of Braemar.

        Ashford Inc. and Ashford LLC together serve as our external advisor. In this proxy statement, we refer to Ashford Inc. and Ashford LLC collectively as our "advisor."

Annual Meeting of Stockholders

Time and Date	Record Date
9:30 a.m., Central Time, May 16, 2019	March 18, 2019

Place	Number of Common Shares Eligible to Vote at the Annual Meeting as of March 18, 2019
Dallas Marriott Suites Medical/Market Center 2493 N. Stemmons Freeway Dallas, Texas 75207	102,263,586

Voting Matters

Matter	Board Recommendation	Page Reference (for more detail)
Election of Directors	✓ For each director nominee	7
Advisory Approval of Executive Compensation	✓ For	49
Ratification of Appointment of BDO USA, LLP	✓ For	49

Board Nominees

        The following table provides summary information about each director nominee. All directors of the Company are elected annually and, in an uncontested election, by a majority of the votes cast at the Company's Annual Meeting.

			Committee Memberships*
	Director Since							Other U.S. Public Company Boards
Name, Age		Principal Occupation	A	NCG	C	RC	AC
Monty J. Bennett, 53	2003	Chairman of Ashford Trust; Chairman and CEO of Ashford Inc.; Chairman of Braemar; CEO of Remington						Ashford Inc., Braemar
Benjamin J. Ansell, M.D., 51 (L)	2009	Chairman and founder of UCLA Executive Health Program; Founder and Director of UCLA Medical Hospitality
Amish Gupta, 39	2014	Chief Operating Officer of RETC, Limited Partnership
Kamal Jafarnia, 52	2013	General Counsel and Chief Compliance Officer of Artivest Holdings, Inc.
Frederick J. Kleisner, 74	2016	Retired CEO of Morgans Hotel Group Co.	F					Kindred Healthcare, Inc. (ended July 2018)
Sheri L. Pantermuehl, 62	2018	Chief Financial Officer of Alan Ritchey Inc.	F
Alan L. Tallis, 72	2013	Principal of Alan L. Tallis & Associates	F

*
Reflects current committee membership of current directors standing for re-election only and is not intended to imply any future committee membership after the election of our directors at the Annual Meeting. Our Board, in consultation with the Nominating and Corporate Governance Committee, will determine the appropriate committee membership for the forthcoming year after the completion of the Annual Meeting.

A:    Audit Committee

NCG:    Nominating and Corporate Governance Committee

C:    Compensation Committee

RC:    Related Party Transactions Committee

AC:    Acquisitions Committee

L:    Lead Director

F:    Audit Committee financial expert

Summary of Director Diversity and Experience

        Our Board embodies a broad and diverse set of experiences, qualifications, attributes and skills. Below is a brief summary of some of the attributes, skills and experience of our director nominees. For a more complete description of each director nominee's qualifications, please see their biographies starting on page 8.

Corporate Governance Highlights

        We are committed to the values of effective corporate governance and high ethical standards. Our Board believes that these values are conducive to the strong performance of the Company and creating long-term stockholder value. Our governance framework gives our independent directors the structure necessary to provide oversight, direction, advice and counsel to the management of the Company. This framework is described in more detail in our corporate governance guidelines and codes of conduct, which can be found on our website at www.ahtreit.com by clicking the "INVESTOR" tab, and then the "Corporate Governance" link.

        Set forth below is a summary of our corporate governance framework.

Board Independence	•	All directors except our Chairman are independent
Board Committees	•	We have five standing Board committees:
		•	Audit Committee
		•	Compensation Committee
		•	Nominating and Corporate Governance Committee
		•	Related Party Transactions Committee
		•	Acquisitions Committee
	•	All committees, except the Acquisitions Committee, are composed entirely of independent directors

	•	All three Audit Committee members are "financial experts"
Leadership Structure	•	Chairman of the Board separate from CEO
	•	Independent and empowered Lead Director with broadly-defined authority and responsibilities
Risk Oversight	•	Regular Board review of enterprise risk management and related policies, processes and controls
	•	Board committees exercise oversight of risk for matters within their purview
Open Communication	•	We encourage open communication and strong working relationships among the Lead Director, Chairman, CEO and other directors and officers
	•	Our directors have direct access to our officers and management and employees of our advisor
Stock Ownership	•	Stock ownership and equity award retention guidelines for directors and executives
• Our directors should own shares of our common stock in excess of 4x the annual board retainer fee
• Our CEO should own shares of our common stock in excess of 6x his annual base salary
• Our President (if not the CEO) should own shares of our common stock in excess of 4x his annual base salary
• Our other executive officers should own shares of our common stock in excess of 3x his or her annual base salary
• Our directors and executive officers are required to retain at least 50% of the after-tax stock awards until the required ownership levels described above have been met
	•	Comprehensive insider trading policy
	•	Prohibitions on hedging and pledging transactions
Accountability to Stockholders	•	Directors elected by majority vote in uncontested director elections
	•	We have a non-classified Board and elect every director annually
	•	We do not have a stockholder rights plan
	•	We have opted out of the Maryland Control Share Acquisition Act (which provides certain takeover defenses)

	•	We have not elected to be subject to the provisions of the Maryland Unsolicited Takeover Act, which would permit our Board to classify itself without a stockholder vote
	•	Stockholders holding a stated percentage of our outstanding voting shares may call special meetings of stockholders
	•	Board receives regular updates from management regarding interaction with stockholders and prospective investors
Board Practices	•	Robust annual Board and committee self-evaluation process
	•	Mandatory director retirement at age 70 unless waived by the Board
	•	Balanced and diverse Board composition
	•	Limits on outside public company board service
Conflicts of Interest	•	Matters relating to our advisor or any other related party are subject to the approval of our independent directors or Related Party Transactions Committee

2018 Performance Highlights

        In 2018, we continued to implement strategies in an effort to enhance stockholder value which were endorsed by management and the Board. Our investment strategy focuses predominantly on upper upscale full-service hotels. We seek to maintain targeted debt and cash levels. We intend to exercise disciplined capital management with respect to equity and debt initiatives. We seek to achieve superior long-term total shareholder returns.

        As for our 2018 highlights, at year-end, our hotel portfolio consisted of 119 hotels containing 25,060 net rooms across 31 states and Washington, D.C. We believe our geographic diversity, combined with the fact that no major market represents more than 11% of our hotel EBITDA, provides economic balance and reduces risk. Turning to our financial performance for 2018, comparable RevPAR for our hotels increased 0.5% to $120.76, driven by a 1.8% increase in rate partially offset by a 1.3% decrease in occupancy. We also seek to increase our RevPAR penetration index and we believe the benefits of our 2018 expenditures of $207.3 million in capital refreshes at the hotels will help us meet this goal. Although we had a net loss of $156.3 million for 2018, our Adjusted EBITDAre for 2018 totaled $411.5 million, and, while we had a net loss per share of $1.75 in 2018, our AFFO per share was $1.26. We believe our performance, as reflected by such RevPAR, Adjusted EBITDAre and

AFFO per share performance in 2018, emphasizes the quality of our portfolio as well as the strength of our asset management capabilities.

2018 Financial Highlights:	Aligned Interests:	Hotel Portfolio:	Capital Markets:

•

$411.5 million adjusted EBITDAre

•

$1.26 AFFO per share

•

$397.8 million net working capital

•

10.3% common dividend yield as of March 8, 2019—one of highest in industry

•

Commenced enhanced return funding program for $50 million with our advisor, Ashford Inc.

• 16.8% insider ownership exceeds peer average by approximately five times • Motivates our performance and continues to be one of our many key differentiators

•

119 hotels with 25,060 net rooms

•

Geographic diversity spread across 31 states and Washington, D.C.

•

Comparable RevPAR for hotels increased 0.5% to $120.76, driven by 1.8% increase in rate partially offset by a 1.3% decrease in occupancy

•

Bought 2 hotels totaling $161 million (Hilton Alexandria Old Town and La Posada de Santa Fe)

•

Sold 3 hotels totaling $42 million

•

Invested $207.3 million into hotels for capital refreshes

•

Refinanced 8-hotel, $377 million loan with new loan of $395 million and expected annual interest savings of $6.5 million

•

Refinanced 22-hotel, $972 million loan with new loan of $985 million and expected annual interest savings of $11 million

•

Refinanced 34-hotel, $1.1 billion loan with new loan of $1.3 billion

        Our Adjusted EBITDAre for 2018 and our AFFO per share are non-GAAP financial measures as defined in the Securities and Exchange Commission (the "SEC") rules. See Annex A to this proxy statement for more information about our Adjusted EBITDAre and AFFO per share.

PROPOSAL NUMBER ONE—ELECTION OF DIRECTORS

        All of our directors are elected annually by our stockholders. Our Nominating and Corporate Governance Committee has recommended, and our Board has nominated, Monty J. Bennett, Benjamin J. Ansell, M.D., Amish Gupta, Kamal Jafarnia, Frederick J. Kleisner, Sheri L. Pantermuehl and Alan L. Tallis for election as our directors.

        Each of the persons nominated as director who receives a majority vote at the Annual Meeting will serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualified. Under the terms of our bylaws, in uncontested elections of directors of our Company, a nominee is elected as a director by the affirmative vote of a majority of the votes cast in the election for that nominee (with abstentions and broker nonvotes not counted as a vote cast either for or against that director's election), at the meeting of stockholders at which such election occurs. Under our corporate governance guidelines, if an incumbent director who is a nominee for reelection does not receive the affirmative vote of the holders of a majority of the shares of common stock so voted for such nominee, such incumbent director must promptly tender his or her resignation as a director for consideration by the Nominating and Corporate Governance Committee of our Board and ultimate decision by the Board. The Nominating and Corporate Governance Committee will promptly consider any such tendered resignation and will make a recommendation to our Board as to whether such tendered resignation should be accepted or rejected, or whether other action should be taken with respect to such offer to resign. Any incumbent director whose tendered resignation is under consideration may not participate in any deliberation or vote of the Nominating and Corporate Governance Committee or our Board regarding such tendered resignation. The Nominating and Corporate Governance Committee and our Board may consider any factors they deem relevant in deciding whether to accept, reject or take other action with respect to any such tendered resignation. Within 90 days after the date on which certification of the stockholder vote on the election of directors is made, our Board will publicly disclose its decision and rationale regarding whether to accept, reject or take other action with respect to the tendered resignation. If any incumbent director's tendered resignation is not accepted by our Board, such director will continue to serve until the next annual meeting of stockholders and until his or her successor is elected and qualified or his or her earlier death or resignation.

        Set forth below are the names, principal occupations, committee memberships, ages, directorships held with other companies, if any, and other biographical data for each of the seven nominees for director, as well as the month and year each nominee first began his or her service on our Board. For a discussion of such person's beneficial ownership of our common stock, see the "Security Ownership of Management and Certain Beneficial Owners" section of this proxy statement.

        If any nominee becomes unable to stand for election as a director, an event that our Board does not presently expect, our Board reserves the right to nominate substitute nominees prior to the meeting. In such a case, the Company will file an amended proxy statement that will identify each substitute nominee, disclose whether such nominee has consented to being named in such revised proxy statement and to serve, if elected, and include such other disclosure relating to such nominee as may be required under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

 Our Board unanimously recommends a vote FOR all nominees.

Nominees for Election as Directors

MONTY J. BENNETT Age: 53 Director since 2003 Committees: • Acquisitions (chair)	Mr. Monty J. Bennett was first elected to our Board in May 2003 and has served as a director of the Company since that time and served as our Chief Executive Officer from that time until February 2017. Effective in January 2013, Mr. Bennett was appointed as the Chairman of our Board. Prior to January 2009, Mr. Bennett also served as our President. Mr. Bennett currently serves as the chair of our Acquisitions Committee. Mr. Bennett also currently serves as Chief Executive Officer and Chairman of the board of directors of Ashford Inc., where he has served in such capacities since November 2014, and as Chairman of the Board of Braemar, where he has served in such capacity since April 2013. Mr. Bennett also served as Chief Executive Officer of Braemar from April 2013 until November 2016. Mr. Bennett also serves as Chief Executive Officer of Remington. Mr. Bennett joined Remington Hotel Corporation in 1992 and has served in several key positions, such as President, Executive Vice President, Director of Information Systems, General Manager and Operations Director.

Mr. Bennett holds a Master's degree in Business Administration from the S.C. Johnson Graduate School of Management at Cornell University and a Bachelor of Science degree with distinction from the Cornell School of Hotel Administration. He is a life member of the Cornell Hotel Society. He has over 25 years of experience in the hotel industry and has experience in virtually all aspects of the hospitality industry, including hotel ownership, finance, operations, development, asset management and project management. He is a member of the American Hotel & Lodging Association's Industry Real Estate Finance Advisory Council (IREFAC), the Global Advisory Council of Hoftel, a worldwide hotel ownership group, and is on the Advisory Editorial Board for GlobalHotelNetwork.com. He is also a member of the Chief Executive Officer Fiscal Leadership Council for Fix the Debt, a non-partisan group dedicated to reducing the nation's federal debt level and on the advisory board of Texans for Education Reform. Formerly, Mr. Bennett was a member of Marriott's Owner Advisory Council and Hilton's Embassy Suites Franchise Advisory Council.

Mr. Bennett is a frequent speaker and panelist for various hotel development and industry conferences, including the NYU Lodging Conference and the Americas Lodging Investment Summit conferences. Mr. Bennett received the Top-Performing CEO Award from HVS for 2011. This award is presented each year to the Chief Executive Officer in the hospitality industry who offers the best value to stockholders based on HVS's pay-for-performance model. The model compares financial results relative to Chief Executive Officer compensation, as well as stock appreciation, company growth and increases in EBITDA.

Skills, Qualifications, Attributes and Experience: Mr. Bennett's extensive industry experience as well as the strong and consistent leadership qualities he has displayed in his prior role as the Chief Executive Officer and a director of the Company and his experience with, and knowledge of, the Company and its operations gained in those roles and in his role as Chief Executive Officer and director of Ashford Inc. since the inception of such entities, are vital qualifications and skills that make him uniquely qualified to serve as a director of the Company and as the Chairman of our Board.
BENJAMIN J. ANSELL, M.D. Age: 51 Director since 2009 Independent Lead Director Committees: • Acquisitions

Dr. Ansell was first elected to our Board in May 2009 and currently serves as our lead independent director ("Lead Director"). Dr. Ansell currently serves as a member of our Acquisitions Committee. Dr. Ansell is the founder of and current director and Chairman of the board of the UCLA Executive Health Program, where he has been responsible for marketing and selling executive health program services to more than 20 Fortune 500 companies and 4,000 individual customers. Dr. Ansell also founded and serves as the director of UCLA Medical Hospitality, which coordinates health services, concierge and some hospitality functions within the UCLA Health System. Dr. Ansell is also a senior practice physician within the UCLA Health System, specializing in cardiovascular disease prevention and early detection strategies. Over the past two decades, Dr. Ansell has acted as senior advisor to the pharmaceutical industry and financial community with respect to U.S. marketing, sales and branding strategies for cardiovascular medication.

Dr. Ansell received a dual undergraduate degree with distinction in Biology and as a College Scholar in Music from Cornell University, followed by his Doctor of Medicine from the UCLA School of Medicine. Dr. Ansell successfully completed the director certification program at the UCLA Anderson Graduate School of Management in 2009.

Skills, Qualifications, Attributes and Experience: Dr. Ansell has significant entrepreneurial and management experience including brand development and positioning, sales and marketing, finance and establishing strategic relationships with both corporate and individual clients and customers that are beneficial in his service on the Board. In addition, Dr. Ansell brings his experience with, and knowledge of, the Company and its operations gained as a director of the Company since May 2009 to his role as a director of the Company.

AMISH GUPTA Age: 39 Director since 2014 Independent Committees: • Related Party Transactions (chair) • Nominating and Corporate Governance • Acquisitions

Mr. Gupta was first elected to our Board in May 2014 and currently serves as the chair of our Related Party Transactions Committee, and as a member of our Nominating and Corporate Governance Committee and our Acquisitions Committee. Mr. Gupta is currently the Chief Operating Officer of RETC, Limited Partnership, a property tax advisory firm that has represented over $20 billion in asset value nationally. He has led RETC since 2010, where he is responsible for overall operations and strategy. Prior to joining RETC, Mr. Gupta served as a real estate associate at The Carlyle Group, a private equity firm headquartered in Washington D.C., for four years.

Mr. Gupta received his MBA from the Kellogg School of Management and his B.A. from Emory University.

 Skills, Qualifications, Attributes and Experience:    Mr. Gupta's extensive real estate experience, stemming from his experience with RETC and The Carlyle Group, combined with his business acumen, generate valuable insights into the economic environment of the real estate industry for the Board. In addition, Mr. Gupta brings his experience with, and knowledge of, the Company and its operations gained as a director of the Company since May 2014 to his role as a director of the Company.

KAMAL JAFARNIA Age: 52 Director since 2013 Independent Committees: • Nominating and Corporate Governance (chair) • Compensation

Mr. Jafarnia was appointed to our Board effective January 2013 and currently serves as chair of our Nominating and Corporate Governance Committee and as a member of our Compensation Committee. Mr. Jafarnia currently serves as General Counsel and Chief Compliance Officer at Artivest Holdings, Inc. and Chief Compliance Officer for the Altegris KKR Commitments Fund. Prior to Artivest, Mr. Jafarnia served as Managing Director for Legal and Business Development at Provasi Capital Partners LP, Senior Vice President of W.P. Carey Inc. (NYSE: WPC), as well as Senior Vice President and Chief Compliance Officer of Carey Credit Advisors, Inc. from October 2014 to December 2017. He was also Chief Compliance Officer and General Counsel of Carey Financial, LLC during the same period. Prior to joining W. P. Carey Inc., he served as Counsel to two American Lawyer Global 100 law firms in New York. From March 2014 to October 2014, he served as Counsel in the REIT practice group at the law firm of Greenberg Traurig, LLP. From August 2012 to March 2014, Mr. Jafarnia served as Counsel in the Financial Services & Products Group and was a member of the REIT practice group of Alston & Bird, LLP. Before his tenure at these firms, Mr. Jafarnia served as a senior executive, in-house counsel, and Chief Compliance Officer for several alternative investment program sponsors. Between 2008 and 2012, he served as counsel at American Realty Capital, a real estate investment program sponsor, and served as Chief Compliance Officer of its affiliated broker-dealer, Realty Capital Securities, LLC.

Mr. Jafarnia received his J.D. from Temple University School of Law, his LL.M. in securities and financial regulation from Georgetown University and his B.A. in economics and government from the University of Texas at Austin. Mr. Jafarnia is a licensed attorney admitted to practice law in four states and the District of Columbia and has spent a majority of his career specifically as a regulatory compliance officer.

Skills, Qualifications, Attributes and Experience: Mr. Jafarnia has over 20 years of experience in the real estate and financial services industry as an attorney, owner, principal, compliance officer and executive. His experience in these multiple roles provides unique perspectives and benefits to the Board, including specifically with respect to regulatory compliance. Mr. Jafarnia also has and maintains numerous relationships in the real estate industry that may be beneficial to his service on the Board. In addition, Mr. Jafarnia brings his experience with, and knowledge of, the Company and its operations gained as a director of the Company since January 2013 to his role as a director of the Company.
FREDERICK J. KLEISNER Age: 74 Director since 2016 Independent Committees: • Compensation • Audit Audit Committee Financial Expert

Mr. Kleisner was appointed to our Board in September 2016. Mr. Kleisner held a long illustrious career in the industry, serving as President and a director of Hard Rock Hotel Holdings, LLC, a destination casino and resort company, from October 2007 until March 2011. He also served as Chief Executive Officer of Morgans Hotel Group Co. (NASDAQ: MHGC), a hospitality company, from December 2007 until March 2011, as President and Chief Executive Officer (including interim President and Chief Executive Officer) from September 2007 until March 2009, and as a director from February 2006 to March 2011. Prior to his time at Morgans, Mr. Kleisner was the Chairman and Chief Executive Officer of Rex Advisors, LLC, a hotel advisory firm, from January 2006 to September 2007. From August 1999 to December 2005, Mr. Kleisner served as President, Chief Operating Officer and, from March 2000 to August 2005, Chief Executive Officer of Wyndham International, Inc., a global hotel company. Mr. Kleisner also has served as Chairman of Wyndham International's board from October 2000 to August 2005. He served as President and Chief Operating Officer of The Americas for Starwood Hotels & Resorts Worldwide, Inc. Hotel Group from January 1998 to August 1999. He has held senior positions with Westin Hotels and Resorts Worldwide, where he served as President and Chief Operating Officer from 1995 to 1998; Interstate Hotels Company, where he served as Executive Vice President and Group President of Operations from 1990 to 1995; the ITT Sheraton Corporation, where he served as Senior Vice President, Director of Operations, North America Division-East from 1985 to 1990; and Hilton Hotels Corp., where for 16 years he served as General Manager of several landmark hotels.

Mr. Kleisner served as a director of Caesars Entertainment Corporation (NASDAQ: CZR) from 2013 to October 2017, Kindred Healthcare, Inc. (NYSE: KND) from 2009 to July 2018, and Apollo Residential Mortgage, Inc. (formerly NYSE: AMTG), a real estate investment trust, from July 2011 to August 2016. From November 2007 to August 2010, Mr. Kleisner served as a director of Innkeepers USA Trust, a subsidiary of Apollo Investment Corporation (NASDAQ: AINV). He is currently a director of Athora Holdings, Ltd., a specialist solutions provider for the European insurance and reinsurance market; European Gtd. Life Co; Playtime, LLC, a manufacturer of antibacterial and antimicrobial playground equipment and play systems; and Aimbridge Hospitality, Inc., a hotel investment and management firm.

Mr. Kleisner graduated from Michigan State University with a B.A. in Hotel Management, and currently serves as a Real Estate Investment Management Advisory Board member of Michigan State University's Eli Broad College of Business, School of Hospitality Business. He also completed advanced studies at the University of Virginia, Darden School of Business and attended the Catholic University of America.

Skills, Qualifications, Attributes and Experience: Mr. Kleisner's extensive, impressive experience in the management and operation of companies in the hospitality industry enable him to provide the Board with a wealth of knowledge regarding operational issues facing companies in the hospitality industry and a business acumen essential to guiding the Company's strategy.
SHERI L. PANTERMUEHL Age: 62 Director since 2018 Independent Committees: • Audit (chair) • Related Party Transactions Audit Committee Financial Expert

Ms. Pantermuehl was first elected to our Board in May 2018 and currently serves as the chair of our Audit Committee and as a member of our Related Party Transactions Committee. Ms. Pantermuehl has served as the Chief Financial Officer of Alan Ritchey, Inc. since May 2015, which has operations in the transportation and agriculture segments. From February 2011 to April 2015, Ms. Pantermuehl performed back office functions and acted as the Chief Financial Officer for a number of small to medium size firms, including a software development/document imaging firm and a bio-technology firm. From April 2007 to January 2011, Ms. Pantermuehl served as Controller and Chief Financial Officer of Riptide Worldwide, Inc. Prior to that, Ms. Pantermuehl served as the Chief Financial Officer of Intrametrics Corporation and Vertical Computer Systems, Inc., and as Director of Finance of Blockbuster, Inc. Ms. Pantermuehl is a former Treasurer and member of the board of directors of the Arthritis Foundation.

Ms. Pantermuehl received a bachelor's degree in Business Administration with an emphasis in Accounting and Finance from Texas A&M University and graduated magna cum laude.

 Skills, Qualifications, Attributes and Experience:    As a financial executive with over 25 years of experience as chief financial officer/controller of different companies and an innovative leader with significant successes in reducing operational costs and implementing effective strategies for business growth, Ms. Pantermuehl brings a valuable perspective on financial and related matters to the Board.

ALAN L. TALLIS Age: 73 Director since 2013 Independent Committees: • Compensation (chair) • Audit Audit Committee Financial Expert	Mr. Tallis has served on our Board since his appointment in January 2013. Mr. Tallis currently serves as the chair of our Compensation Committee and as a member of our Audit Committee. Mr. Tallis is currently principal of Alan L. Tallis & Associates, a consulting firm principally engaged in serving the lodging industry. He currently serves on the Advisory Board of the Stonehill Strategic Hotel Credit Opportunity Fund II. From March 2008 through February 2011, Mr. Tallis served as Executive Vice President, Asset Management for our Company, and from February 2011 through January 2012, Mr. Tallis served as a consultant to our Company. From June 2006 to May 2007, Mr. Tallis served as a senior advisor to Blackstone Real Estate Advisors following its acquisition of La Quinta Corporation. From July 2000 until May 2006, Mr. Tallis served in various positions with La Quinta Corporation, most recently serving as President and Chief Development Officer of LQ Management LLC and President of La Quinta Franchising LLC. Prior to joining La Quinta Corporation, Mr. Tallis held various positions with Red Roof Inns, including serving as Executive Vice President—Development and General Counsel from 1994 to 1999.

Mr. Tallis received an MBA from the Red McCombs School of Business at the University of Texas at Austin and a J.D. from the University of Miami.

Skills, Qualifications, Attributes and Experience: Mr. Tallis has over 39 years of experience in the lodging industry, including his responsibility for the growth of both of La Quinta Inns and Red Roof Inns. His diverse experience has included extensive transaction work, brand management and brand relations. In addition to his extensive experience in the lodging industry, Mr. Tallis' service with our Company, first as our Executive Vice President, Asset Management and then as a consultant and as a director of the Company, allows him to bring a valuable perspective to the Board.

Summary of Director Qualifications, Skills, Attributes, and Experience

        Our Nominating and Corporate Governance Committee and the full Board believe a complementary mix of diverse qualifications, skills, attributes, and experiences will best serve the Company and its stockholders. The summary of our directors' qualifications, skills, attributes, and experiences that appears below, and the related narrative for each director nominee appearing in the directors' biographies above, notes some of the specific experience, qualifications, attributes, and skills for each director that our Board considers important in determining that each nominee should serve on the Board in light of the Company's business, structure, and strategic direction. The absence of a checkmark for a particular skill does not mean the director in question is unable to contribute to the decision-making process in that area.

 CORPORATE GOVERNANCE

        Our Board is committed to corporate governance practices that promote the long-term interests of our stockholders. The Board regularly reviews developments in corporate governance and updates the Company's corporate governance framework, including its corporate governance policies and guidelines, as it deems necessary and appropriate. Our policies and practices reflect corporate governance initiatives that comply with the listing requirements of the NYSE and the corporate governance requirements of the Sarbanes-Oxley Act of 2002. We maintain a corporate governance section on our website, which includes key information about our corporate governance initiatives including our corporate governance guidelines, charters for the committees of our Board, our code of business conduct and ethics and our code of ethics for the chief executive officer, chief financial officer and chief accounting officer. The corporate governance section can be found on our website at www.ahtreit.com by clicking the "INVESTOR" tab, and then the "Corporate Governance" link.

Code of Business Conduct and Ethics

        Our code of business conduct and ethics applies to each of our directors and officers (including our chief executive officer, chief financial officer, chief accounting officer, chief operating officer, chief strategy officer, executive vice president, general counsel and secretary (or their respective successors)) and employees. The term "officers and employees" includes individuals who (i) are employed directly by us, if any (we do not currently employ any employees) or (ii) are employed by our advisor or its subsidiaries and (a) have been named one of our officers by our Board or (b) have been designated as subject to the code of business conduct and ethics by the legal department of our advisor. Among other matters, our code of business conduct and ethics is designed to deter wrongdoing and to promote:

  •
  honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;

  •
  full, fair, accurate, timely and understandable disclosure in our reports filed with the SEC and our other public communications;

  •
  compliance with applicable governmental laws, rules and regulations;

  •
  prompt internal reporting of violations of the code to appropriate persons identified in the code;

  •
  protection of Company assets, including corporate opportunities and confidential information; and

  •
  accountability for compliance to the code.

        Any waiver of the code of business conduct and ethics for our executive officers or directors may be made only by our Board or one of our Board committees and will be promptly disclosed if and to the extent required by law or stock exchange regulations.

Board Leadership Structure

        Our Board regularly considers the optimal leadership structure for the Company and its stockholders. In making decisions related to our leadership structure, the Board considers many factors, including the specific needs of the Company in light of its current strategic initiatives and the best interests of stockholders.

        Mr. Monty J. Bennett served as Chairman of the Board as well as our Chief Executive Officer until February 2017, when our Board decided to separate those roles and appointed Mr. Douglas A. Kessler to serve as our Chief Executive Officer. Mr. Monty J. Bennett has continued to serve as Chairman of the Board since that time.

        To further minimize the potential for future conflicts of interest, our bylaws and our corporate governance guidelines, as well as the NYSE rules applicable to its listed companies, require that the Board must maintain a majority of independent directors at all times, and our corporate governance guidelines require that if the Chairman of the Board is not an independent director, at least two-thirds of the directors must be independent. Currently, all of our directors other than Mr. Monty J. Bennett are independent directors. Our Board must also comply with each of our conflict of interest policies discussed in "Certain Relationships and Related Person Transactions—Conflict of Interest Policies." Our bylaw provisions, governance policies and conflicts of interest policies are designed to provide a strong and independent board and ensure independent director input and control over matters involving potential conflicts of interest.

        In 2018, our Board re-appointed Dr. Benjamin J. Ansell to serve as the Lead Director for a one-year term. Under our corporate governance guidelines, the Lead Director has the following duties and responsibilities:

  •
  preside at all executive sessions of the independent or non-employee directors of the Company;

  •
  advise Chairman of the Board and Chief Executive Officer of decisions reached and suggestions made at meetings of independent directors or non-employee directors;

  •
  serve as liaison between the Chairman of the Board and the independent directors;

  •
  approve information sent to the Board;

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  approve meeting agendas for the Board;

  •
  approve meeting schedules to assure that there is sufficient time for discussion of all agenda items;

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  authorize the calling of meetings of the independent directors; and

  •
  if requested by major stockholders, be available for consultation and direct communication.

        Our Board believes that our leadership structure provides a very well-functioning and effective balance between strong company leadership and appropriate safeguards and oversight by independent directors.

Board Role

        Subject to the advisory agreement entered into by the Company, Ashford Inc., Ashford Hospitality Limited Partnership, Ashford TRS Corporation and Ashford LLC, as amended from time to time (the "advisory agreement"), the business and affairs of the Company are managed by or under the direction of our Board in accordance with Maryland law. Our Board provides direction to, and oversight of, management of the Company. In addition, our Board establishes the strategic direction of the Company and oversees the performance of the Company's business, management and the employees of our advisor who provide services to the Company. Subject to our Board's supervision, our advisor is responsible for the day-to-day operations of the Company and is required to make available sufficient experience and appropriate personnel to serve as executive officers of the Company. The management of the Company is responsible for presenting business objectives, opportunities and/or strategic plans to our Board for review and approval and for implementing the Company's strategic direction and the Board's directives.

  Strategy

        Our Board recognizes the importance of ensuring that our overall business strategy is designed to create long-term value for our stockholders and maintains an active oversight role in formulating, planning and implementing the Company's strategy. Our Board regularly considers the progress of, and challenges to, the Company's strategy and related risks throughout the year. At each regularly-scheduled Board meeting, the management and the Board discuss strategic and other significant business developments since the last meeting and the Board considers, recommends and approves changes in strategies for the Company.

  Risk Oversight

        Our full Board has ultimate responsibility for risk oversight, but the committees of our Board help oversee risk in areas over which they have responsibility. The Board does not view risk in isolation. Risks are considered in virtually every business decision and as part of the Company's business strategy. Our Board and the Board committees receive regular updates related to various risks for both our Company and our industry. The Audit Committee regularly receives and discusses reports from members of management who are involved in the risk assessment and risk management functions of our Company. The Compensation Committee annually reviews the overall structure of our equity compensation programs to ensure that those programs do not encourage executives to take unnecessary or excessive risks.

  Succession Planning

        Our Board, acting through the Nominating and Corporate Governance Committee, has reviewed and concurred in a management succession plan, developed by our advisor in consultation with the Chairman, to ensure continuity in senior management. This plan, on which the Chief Executive Officer is to report from time to time, addresses:

  •
  emergency Chief Executive Officer succession;

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  Chief Executive Officer succession in the ordinary course of business; and

  •
  succession for the other members of senior management.

        The plan also includes an assessment of senior management experience, performance, skills and planned career paths.

Board Refreshment

        In addition to ensuring the Board reflects an appropriate mix of experiences, qualifications, attributes and skills, the Nominating and Corporate Governance Committee also focuses on director succession and tenure. For example, our bylaws and corporate governance guidelines provide that individuals who would be 70 years of age at the time of their election may not serve on our Board unless the Board waives such limitation. That limitation has been waived for both Mr. Kleisner and Mr. Tallis in connection with their election as directors at the Annual Meeting and their service as directors until the annual meeting of stockholders to be held in 2020. Upon attaining age 70 while serving as a director of the Company and annually thereafter, an individual must tender a letter of proposed retirement from our Board effective at the expiration of such individual's current term, and our Board may accept the retirement of the director or request such director to continue to serve as a director.

Director Nomination Procedures by the Company

        The Nominating and Corporate Governance Committee recommends qualified candidates for Board membership based on the following criteria:

  •
  integrity, experience, achievements, judgment, intelligence, competence, personal character, expertise, skills, knowledge useful to the oversight of the Company's business, ability to make independent analytical inquiries, willingness to devote adequate time to board duties and likelihood of a sustained period of service on the Board;

  •
  business or other relevant experience; and

  •
  the extent to which the interplay of the candidate's expertise, skills, knowledge and experience with that of other board members will build a board that is effective, collegial and responsive to the needs of the Company.

        In connection with the merit-based selection of nominees for director, the Board has regard for the need to consider director candidates from different and diverse backgrounds, including sex, race, color, ethnicity, age, and geography. Consideration will also be given to the Board's desire for an overall balance of professional diversity, including background, experience, perspective, viewpoint, education, and skills. In early 2018, our Board approved specific amendments to the "Selection of Directors" section of the corporate governance guidelines to more specifically include diversity of sex, race, color, ethnicity, age, and geography when considering director candidates. The Board, taking into consideration the recommendations of the Nominating and Corporate Governance Committee, is responsible for selecting the director nominees for election by the stockholders and for appointing directors to the Board between annual meetings to fill vacancies, with primary emphasis on the criteria set forth above. The Board and the Nominating and Corporate Governance Committee assess the effectiveness of the Board's diversity efforts as part of the annual board evaluation process.

Stockholder Nominations

        Our bylaws permit stockholders to nominate candidates for election as directors of the Company at an annual meeting of stockholders. Stockholders wishing to nominate director candidates can do so by providing a written notice to the Corporate Secretary, Ashford Hospitality Trust, Inc., 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254. Stockholder nomination notices and the accompanying certificate, as described below, must be received by the Corporate Secretary not earlier than December 3, 2019 and not later than 5:00 p.m., Eastern time, on January 2, 2020 for the nominated individuals to be considered for candidacy at the 2020 annual meeting of stockholders. Such nomination notices must include all information regarding the proposed nominee that would be required to be disclosed in connection with the solicitation of proxies for the election of the proposed nominee as a director in an election contest pursuant to the SEC's proxy rules under the Exchange Act, as well as certain other information regarding the proposed nominee, the stockholder nominating such proposed nominee and certain persons associated with such stockholder, and must be accompanied by a certificate of the nominating stockholder as to certain matters, all as prescribed in the Company's bylaws. A detailed description of the information required to be included in such notice and the accompanying certificate is included in the Company's bylaws. You may contact the Corporate Secretary at the address above to obtain a copy of the relevant bylaw provisions regarding the requirements for making stockholder nominations. Failure of the notice and certificate to comply fully with the requirements of the Company's bylaws in such regard will result in the stockholder nomination being invalid and the election of the proposed nominee as a director of the Company not being voted on at the pertinent annual meeting of stockholders.

Stockholder and Interested Party Communication with our Board of Directors

        Stockholders and other interested parties who wish to contact any of our directors either individually or as a group may do so by writing to them c/o the Corporate Secretary, Ashford Hospitality Trust, Inc., 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254. Stockholders' and other interested parties' letters are reviewed by Company personnel based on criteria established and maintained by our Nominating and Corporate Governance Committee, which includes filtering out improper or irrelevant topics such as solicitations.

Director Orientation and Continuing Education

        Our Board and senior management conduct a comprehensive orientation process for new directors to become familiar with our vision, strategic direction, core values including ethics, financial matters, corporate governance policies and practices and other key policies and practices through a review of background material and meetings with senior management. Our Board also recognizes the importance of continuing education for directors and is committed to providing education opportunities in order to improve both our Board's and its committees' performance. Senior management will assist in identifying and advising our directors about opportunities for continuing education, including conferences provided by independent third parties.

Director Retirement Policy

        Upon attaining the age of 70 and annually thereafter, as well as when a director's principal occupation or business association changes substantially from the position he or she held when originally invited to join the Board, a director will tender a letter of proposed retirement or resignation, as applicable, from our Board to the chair of our Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee will review the director's continuation on our Board and recommend to the Board whether, in light of all the circumstances, our Board should accept such proposed resignation or request that the director continue to serve.

        Both Mr. Kleisner and Mr. Tallis have tendered letters of proposed retirement from the Board to the chair of our Nominating and Corporate Governance Committee pursuant to this policy. Our Nominating and Corporate Governance Committee has reviewed the continuation of Mr. Kleisner and Mr. Tallis on the Board and recommended to the Board that, in light of all the circumstances, the Board should not accept the proposed retirement of Mr. Kleisner and Mr. Tallis and should request that Mr. Kleisner and Mr. Tallis continue to serve as directors of the Company and stand for reelection as directors of the Company at the Annual Meeting. The Board has not accepted the proposed retirement of Mr. Kleisner or Mr. Tallis and has requested and nominated each of them to stand for reelection as a director of the Company at the Annual Meeting. Each of Mr. Kleisner and Mr. Tallis has agreed to stand for reelection as a director of the Company at the Annual Meeting and to serve as a director until the annual meeting of stockholders in 2020.

BOARD OF DIRECTORS AND COMMITTEES

        Our business is managed through the oversight and direction of our Board. Members of our Board are kept informed of our business through discussions with the Chairman of the Board, Chief Executive Officer, Lead Director and other officers, by reviewing materials provided to them and by participating in meetings of our Board and its committees.

        The Board has retained Ashford Inc. and Ashford LLC to manage our operations and our portfolio of hotel assets, subject to the Board's oversight and supervision and the terms and conditions of the advisory agreement. Because of the conflicts of interest created by the relationships among us, Ashford Inc., Braemar, Remington, and any other related party, and each of their respective affiliates, many of the responsibilities of the Board have been delegated to our independent directors, as discussed below and under "Certain Relationships and Related Person Transactions—Conflict of Interest Policies."

        During the year ended December 31, 2018, our Board held nine regular meetings and our non-employee directors, each of whom is an independent director, held two meetings and/or executive sessions. Our Board must hold at least two regularly scheduled meetings per year of the non-employee directors without management present. All of our incumbent directors standing for re-election attended, in person or by telephone, at least 75% of all meetings of our Board and committees on which such director served, held during the period for which such person was a director or was a member of such committees, as applicable.

Board Member Independence

        Our Board determines the independence of our directors in accordance with our corporate governance guidelines and Section 303A.02(a) of the NYSE Listed Company Manual, which requires an affirmative determination by our Board that the director has no material relationship with us that would impair independence. In addition, Section 303A.02(b) of the NYSE Listed Company Manual sets forth certain tests that, if any of them is met by a director automatically disqualifies that director from being independent from management of our Company. Moreover, our corporate governance guidelines provide that if any director receives, during any 12-month period within the last three years, more than $120,000 per year in direct compensation from the Company, exclusive of director and committee fees and pension or other forms of deferred compensation, he or she will not be considered independent. Our corporate governance guidelines also provide that at all times that the chairman of the Board is not an independent director, at least two-thirds of the members of the Board should consist of independent directors. The full text of our Board's corporate governance guidelines can be found in the Investor Relations section of our website at www.ahtreit.com by clicking the "INVESTOR" tab, and then the "Corporate Governance" link.

        Following deliberations, our Board has affirmatively determined that, with the exception of Mr. Monty J. Bennett, our Chairman, each nominee for election as a director of the Company is independent of Ashford Trust and its management and has been such during his or her term as a director commencing with the annual meeting of stockholders of the Company, held on May 15, 2018, under the standards set forth in our corporate governance guidelines and the NYSE Listed Company Manual, and our Board has been since such date and is comprised of a majority of independent directors, as required by Section 303A.01 of the NYSE Listed Company Manual. Any reference to an independent director herein means such director satisfies both the standards set forth in our corporate governance guidelines and the NYSE independence tests.

        In addition, each current member of our Audit Committee and our Compensation Committee has been determined by our Board to be independent and to have been independent at all pertinent times under the heightened independence standards applicable to members of audit committees of board of directors and to members of compensation committees of board of directors of companies with equity securities listed for trading on the NYSE and under the rules of the SEC under the Exchange Act and that each nominee for election as a director of the Company at the Annual Meeting is independent under those standards.

        In making the independence determinations with respect to our current directors, our Board examined all relationships between each of our directors or their affiliates and Ashford Trust or its affiliates. Our Board determined that none of these transactions impaired the independence of the directors involved.

Board Committees and Meetings

        Historically, the standing committees of our Board have been the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, the Related Party Transactions Committee and the Acquisitions Committee. Each of the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee is governed by a written charter that has been approved by our Board. A copy of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee charters can be found in the Investor Relations section of our website at www.ahtreit.com by clicking the "INVESTOR" tab, and then the "Corporate Governance" link. The committee members of each active committee and a description of the principal responsibilities of each such committee follows:

Current Committee Membership

	Audit	Compensation	Nominating and Corporate Governance	Related Party Transactions Committee	Acquisitions
Monty J. Bennett					Chair
Benjamin J. Ansell, M.D.					X
Amish Gupta			X	Chair	X
Kamal Jafarnia		X	Chair
Frederick J. Kleisner	X	X
Sheri L. Pantermuehl	Chair			X
Alan L. Tallis	X	Chair

Audit Committee

Current Members:	Sheri L. Pantermuehl (chair), Frederick J. Kleisner and Alan L. Tallis
Independence

All of the members of the Audit Committee have been determined by our Board to be independent at all pertinent times, including under the heightened independence standards for members of audit committees of boards of directors.

Number of Meetings in 2018:	6
Key Responsibilities	• Evaluate the performance, qualifications and independence of the independent auditors;
• review with the independent auditors and the chief financial officer and controller the audit scope and plan;
• approve in advance all audit and non-audit engagement fees;
• if necessary, to appoint or replace our independent auditors;

• meet to review with management and the independent auditors the annual audited and quarterly financial statements;
• recommend to our Board whether the Company's financial statements should be included in the Annual Report on Form 10-K;
• prepare the audit committee report that the SEC rules and regulations require to be included in the Company's annual proxy statement;

•

discuss with management the Company's major financial risk exposures and management's policies on financial risk assessment and risk management, including steps management has taken to monitor and control such exposures;

• annually review the effectiveness of the internal audit function;

•

review with management the Company's disclosure controls and procedures and internal control over financial reporting, and review the effectiveness of the Company's system for monitoring compliance with laws and regulations, including the Company's code of conduct and cybersecurity; and

• evaluate its own performance and deliver a report to the Board setting forth the results of such evaluation.

        Each current Audit Committee member qualifies as an "audit committee financial expert," as defined by the applicable rules and regulations of the Exchange Act. All of the members of our Audit Committee on and after January 1, 2018 are "financially literate" under the NYSE listing standards.

Compensation Committee

Current Members:	Alan L. Tallis (chair), Frederick J. Kleisner and Kamal Jafarnia
Independence

All of the members of the Compensation Committee have been determined by our Board to be independent at all pertinent times, including under the heightened standards for members of the compensation committees of boards of directors.

Number of Meetings in 2018:	3
Key Responsibilities	• Review the Company's equity compensation programs to ensure the alignment of the interests of key leadership with the long term interests of stockholders;

•

either as a committee or together with the other independent directors (as directed by our Board), determine and approve the chief executive officer's and chairman of our Board's equity compensation;

• make recommendations to our Board with respect to the equity compensation of executive officers;
• review the performance of our officers;
• review and approve the officer compensation plans, policies and programs;

• annually review the compensation paid to non-employee directors for service on our Board and make recommendations to our Board regarding any proposed adjustments to such compensation;
• prepare an annual report on executive compensation for the Company's annual proxy statement; and
• administer the Company's equity incentive plan.

        The Compensation Committee has the authority to retain and terminate any compensation consultant to assist it in the evaluation of officer compensation, or to delegate its duties and responsibilities to one or more subcommittees as it deems appropriate. In 2018, the Compensation Committee retained Gressle & McGinley LLC ("Gressle & McGinley") as its independent compensation consultant. Gressle & McGinley provided competitive market data to support the Compensation Committee's decisions on the value of equity to be awarded to our named executive officers. Gressle & McGinley has not performed any other services for the Company and performed its services only on behalf of, and at the direction of, the Compensation Committee. Our Compensation Committee reviewed the independence of Gressle & McGinley in light of SEC rules and NYSE listing standards regarding compensation consultant independence and has affirmatively concluded that Gressle & McGinley is independent from management of the Company and has no conflicts of interest relating to its engagement by our Compensation Committee.

Nominating and Corporate Governance Committee

Current Members:	Kamal Jafarnia (chair) and Amish Gupta
Independence	All of the members of the Nominating and Corporate Governance Committee have been determined by our Board to be independent at all pertinent times.
Number of Meetings in 2018:	4
Key Responsibilities	• Assess, develop and communicate with our Board for our Board's approval the appropriate criteria for nominating and appointing directors;
• recommend to our Board the director nominees for election at the next annual meeting of stockholders;
• identify and recommend candidates to fill vacancies on our Board occurring between annual stockholder meetings;
• when requested by our Board, recommend to our Board director nominees for each committee of our Board;

•

develop and recommend to our Board our corporate governance guidelines and periodically review and update such corporate governance guidelines as well as make recommendations concerning changes to the charters of each committee of our Board;

• perform a leadership role in shaping in our corporate governance; and
• oversee a self-evaluation of our Board.

Related Party Transactions Committee

Members:	Amish Gupta (chair) and Sheri L. Pantermuehl
Number of Meetings in 2018:	10
Key Responsibilities

•

Review any transaction in which our officers, directors, Ashford Inc. or Braemar or their officers, directors or respective affiliates have an interest, including any other related party and their respective affiliates, before recommending approval by a majority of our independent directors. The Related Party Transactions Committee can deny a new proposed transaction or recommend for approval to the independent directors. Also, the Related Party Transactions Committee periodically reviews and reports to independent directors on past approved related party transactions.

Acquisitions Committee

Members:	Monty J. Bennett (chair), Benjamin J. Ansell, M.D. and Amish Gupta
Number of Meetings in 2018:	3
Key Responsibilities	• Review and approve any acquisition or disposition (and any related property level financing) by the Company, or its affiliates of assets valued at under $100 million.

Director Compensation

        Each of our non-employee directors (other than our Chairman, Mr. Monty J. Bennett) is paid an annual base cash retainer of $90,000. Non-employee directors serving in the following capacities also receive the additional annual cash retainers set forth below:

Capacity	Additional Annual Retainer ($)
Lead Director	50,000
Audit Committee Chair	25,000
Compensation Committee Chair	15,000
Nominating and Corporate Governance Committee Chair	15,000
Related Party Transactions Committee Chair	10,000
Committee Member (Non-Chair)	5,000

        Each non-employee director (other than our Chairman, Mr. Monty J. Bennett) also receives an annual grant of immediately vested equity shares having a value of $90,000, in the form of shares of our common stock or long-term incentive partnership ("LTIP") units in our operating partnership, at the election of each director, and additional cash retainers from time to time for their service on special committees. Our Chairman, Mr. Monty J. Bennett, instead receives an annual equity grant with a value and vesting schedule that is determined by the Board after review of the Company's prior fiscal year performance, considering the same factors as the Board takes into account in making annual equity grants to our named executive officers (as further described below under "Compensation Discussion & Analysis—2018 Compensation Results"). One-half of Mr. Monty J. Bennett's equity award granted in fiscal 2018 is eligible to vest based on the Company's three-year absolute and relative total shareholder return (as further described below under "Compensation Discussion & Analysis—2018 Compensation Results") and the other half is eligible to vest based on continued service in three equal installments on each anniversary of the grant date. Mr. Monty J. Bennett's annual equity award is not granted in respect of his service on the Board, but instead in recognition of the extraordinary service that he provides to the Company indirectly through his employment with our advisor. The Board believes that the size of, and vesting schedule applicable to, Mr. Monty J. Bennett's annual equity grant is appropriate because it reflects the scale of his historical and ongoing contributions to the Company, the depth of his expertise and knowledge of both the Company and our industry generally, and his continuous leadership as a founder of the Company and our advisor.

        We do not pay Board meeting fees to any of our directors (although per meeting fees for service on special committees may be paid). We have historically reimbursed and will continue to reimburse all directors for reasonable out-of-pocket expenses incurred in connection with their services on the Board. Officers receive no additional compensation for serving on the Board.

        Our corporate governance guidelines provide a stock ownership requirement for our directors. Each director should hold common stock with a value in excess of four times his or her annual board retainer fee (excluding any portion of the retainer fee representing additional compensation for being a committee chairman or committee member). New directors are expected to achieve compliance with this requirement within four years from the date of election or appointment. A director who falls out of compliance with the guideline as a result of stock price volatility will have a cure period of two years in which to return to compliance with the guidelines. Each director is required to retain at least half of the after-tax shares received in connection with any awards granted under any of the Company's equity plans until such time that such director has met his or her required ownership level.

        The following table summarizes the compensation paid by us to our non-employee directors for their services as director for the fiscal year ended December 31, 2018:

Name	Fees Earned or Paid in Cash(3)	Stock Awards/LTIP(4)	All Other Compensation(5)	Total
Benjamin J. Ansell, M.D.	$141,250	$90,001	$—	$231,251
Monty J. Bennett	—	—	2,969,755	2,969,755
Amish Gupta	149,694	90,001	—	239,695
Kamal Jafarnia	108,144	90,001	—	198,145
Frederick J. Kleisner	98,788	90,001	—	188,789
Sheri L. Pantermuehl(1)	105,452	90,001	—	195,453
Philip S. Payne(2)	28,750	—	—	28,750
Alan L. Tallis	174,250	90,001	—	264,251

(1)
Ms. Pantermuehl was elected to the Board at the Annual Meeting of Stockholders held on May 15, 2018 (the "2018 Annual Meeting").

(2)
Mr. Payne retired from the Board following the 2018 Annual Meeting and so did not receive an equity award in fiscal 2018.

(3)
Includes cash payments for services on a special committee to consider and evaluate a related party transaction.

(4)
Based on the fair market value of the stock awards computed in accordance with FASB ASC Topic 718 on the date of the grant, which was June 18, 2018. See Notes 2, 14, and 16 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2018 for a discussion of the assumptions used in the valuation of stock-based awards. Each director elected to receive his or her fiscal 2018 stock award as LTIP units.

(5)
As described above, Mr. Monty J. Bennett's annual equity award is not granted in respect of his service on the Board, but instead in recognition of the extraordinary service that he provides to the Company indirectly through his employment with our advisor, and is therefore disclosed in the "All Other Compensation" column. Mr. Monty J. Bennett's award for fiscal 2018 was granted on March 14, 2018, and he elected to receive it in LTIP units. See Notes 2, 14, and 16 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2018 for a discussion of the assumptions used in the valuation of stock-based awards. As of December 31, 2018, Mr. Monty J. Bennett, held 915,164 service-based LTIP units (511,499 of which relate to awards granted to Mr. Monty J. Bennett when he was an executive officer of the Company) and 1,010,672 performance-based LTIP units, assuming that the applicable performance metrics are achieved at the maximum level.

Compensation Committee Interlocks and Insider Participation

        During 2018, Messrs. Tallis, Kleisner and Jafarnia served on our Compensation Committee. Messrs. Tallis, Kleisner and Jafarnia were and are independent directors throughout the period for which they served or have served on our Compensation Committee during 2018 and thereafter. Neither Mr. Kleisner nor Mr. Jafarnia were, are or have ever been an officer or employee of our Company. None of Mr. Tallis, Mr. Kleisner and Mr. Jafarnia serve, or during 2018 served, as (i) a member of a Compensation Committee (or board committee performing equivalent functions) of any entity, one of whose executive officers served as a director of the Company or as a member of our Compensation Committee, or (ii) a director of another entity, one of whose executive officers served or serves on our Compensation Committee. No member of our Compensation Committee has, or had during 2018, any relationship with the Company requiring disclosure as a related person transaction in the section "Certain Relationships and Related Party Transactions" of this proxy statement.

Attendance at Annual Meeting of Stockholders

        All persons who were directors at the time of our 2018 Annual Meeting attended such annual meeting in person or by telephone.

EXECUTIVE OFFICERS AND COMPENSATION

Executive Officers

        The following table shows the names and ages of our current executive officers and the positions held by each individual. A description of the business experience of each for the past five years follows the table.

Name	Age	Title
Douglas A. Kessler	58	Chief Executive Officer and President
Robert G. Haiman	50	Executive Vice President, General Counsel and Secretary
Deric S. Eubanks	43	Chief Financial Officer and Treasurer
J. Robison Hays, III	41	Chief Strategy Officer
Jeremy J. Welter	42	Chief Operating Officer
Mark L. Nunneley	61	Chief Accounting Officer

DOUGLAS A. KESSLER Chief Executive Officer and President Age: 58 Executive since 2003	Mr. Kessler has served as our Chief Executive Officer since February 2017 and served as our President since January 2009. He served on our Board from January 2013 until November 2013. Mr. Kessler was also the President and a director of Braemar from April 2013 until April 2017. Mr. Kessler also previously served as the President of Ashford Inc. from November 2014 until March 2018. Mr. Kessler became a Senior Managing Director of Ashford Inc. in March 2018. Prior to being appointed President of our Company, Mr. Kessler served as our Chief Operating Officer and Head of Acquisitions beginning in May 2003. Mr. Kessler has spearheaded numerous key initiatives while at Ashford and has been responsible for several billion dollars of capital transactions along with the growth of the Company's asset base. From July 2002 until August 2003, Mr. Kessler also served as the Managing Director/Chief Investment Officer of Remington Hotel Corporation.

Prior to joining Remington Hotel Corporation in 2002, Mr. Kessler was employed by Goldman Sachs' Whitehall Real Estate Funds, from 1993 to 2002, where he assisted in the management of several billion dollars of real estate involving multiple operating partner platforms worldwide. During his time at Whitehall, Mr. Kessler served on the boards or executive committees of several lodging companies, including Westin Hotels and Resorts and Strategic Hotel Capital. Mr. Kessler has been a member of Urban Land Institute's Hotel Council and is a frequent speaker and panelist at lodging industry conferences including Americas Lodging Investment Summit and the NYU Lodging Conference. Mr. Kessler is a member of the AHLA Investment Roundtable. Mr. Kessler has more than 30 years' experience in real estate transactions, finance, capital markets, and asset-management. Mr. Kessler has a Master's degree in Business Administration and a Bachelor of Arts degree in Economics from Stanford University.

ROBERT G. HAIMAN Executive Vice President, General Counsel and Secretary Age: 50 Executive since 2018	Mr. Haiman has served as our Executive Vice President, General Counsel and Secretary since June 2018, and he serves in the same roles for Ashford Inc. and Braemar. Prior to joining our Company, Mr. Haiman spent 14 years at Remington, where he oversaw a variety of legal and business initiatives. Most recently, Mr. Haiman served as Remington's Chief Legal Officer, overseeing all legal matters related to Remington's property and project management businesses. Previously, he led the initiative to develop "The Gallery," Remington's collection of independent luxury hotels. Mr. Haiman has been a frequent speaker at various lodging conferences, and he was a founding member of the board of directors of the National Association of Condo Hotel Owners. From 1996 through 2004, Mr. Haiman was a real estate attorney in the Dallas office of Gibson, Dunn & Crutcher LLP, where he represented owners, lenders and developers in connection with the acquisition, development, financing and sale of commercial, residential and light industrial projects.

Mr. Haiman holds a B.A. degree from Amherst College and a J.D. from Duke University School of Law, where he was a member of the Duke Law Journal and the Moot Court Board.
DERIC S. EUBANKS Chief Financial Officer and Treasurer Age: 43 Executive since 2011
Mr. Eubanks has served as our Chief Financial Officer and Treasurer since June 2014 and has served in that capacity for Ashford Inc. and Braemar since June 2014. Prior to serving as Chief Financial Officer and Treasurer, Mr. Eubanks served as our Senior Vice President of Finance from September 2011 to June 2014 and in that capacity for Braemar from April 2013 to June 2014. In his role as Chief Financial Officer and Treasurer, Mr. Eubanks is responsible for assisting our Chief Executive Officer with all corporate finance and financial reporting initiatives and capital market activities including equity raises, debt financings and loan modifications. He also oversees Investor Relations and is responsible for overseeing and executing our hedging strategies. Prior to his role as Senior Vice President of Finance, Mr. Eubanks was Vice President of Investments and was responsible for sourcing and underwriting hotel investments including direct equity investments, joint venture equity, preferred equity, mezzanine loans, first mortgages, B-notes, construction loans and other debt securities. Mr. Eubanks has been with us since our initial public offering in August of 2003. Mr. Eubanks has written several articles for industry publications and is a frequent speaker at industry conferences and industry round tables. Before joining our Company, Mr. Eubanks was a Manager of Financial Analysis for ClubCorp, where he assisted in underwriting and analyzing investment opportunities in the golf and resort industries.

Mr. Eubanks earned a Bachelor of Business Administration degree from the Cox School of Business at Southern Methodist University and is a CFA charter holder. He is a member of the CFA Institute and the CFA Society of Dallas-Fort Worth.

J. ROBISON HAYS, III Chief Strategy Officer Age: 41 Executive since 2010	Mr. Hays has served as our Chief Strategy Officer since May 2015 and prior to that served as our Senior Vice President—Corporate Finance and Strategy since 2010. He has been with our Company since 2005. Mr. Hays also serves as Chief Strategy Officer for Braemar, Chief Strategy Officer for Ashford Inc. since 2014 and Co-President of Ashford Inc. since March 2018. Mr. Hays is responsible for the formation and execution of our strategic initiatives, working closely with our Chief Executive Officer. He also oversees all financial analysis as it relates to our corporate model, including acquisitions, divestitures, refinancings, hedging, capital market transactions and major capital outlays. Prior to 2013, in addition to his other responsibilities, Mr. Hays was in charge of our investor relations group. Mr. Hays is a frequent speaker at industry and Wall Street investor conferences. Prior to joining our Company, Mr. Hays worked in the Corporate Development office of Dresser, Inc., a Dallas-based oil field service and manufacturing company, where he focused on mergers, acquisitions and strategic direction. Before working at Dresser, Mr. Hays was a member of the Merrill Lynch Global Power & Energy Investment Banking Group based in Texas.

Mr. Hays has been a frequent speaker at various lodging, real estate and alternative investment conferences around the globe. He earned his A.B. degree in Politics with a certificate in Political Economy from Princeton University and later studied philosophy at the Pontifical University of the Holy Cross in Rome, Italy.
JEREMY J. WELTER Chief Operating Officer Age: 42 Executive since 2011
Jeremy J. Welter has served as our Chief Operating Officer since March 2018 and has also served in that capacity for Ashford Inc. and Braemar since March 2018. Mr. Welter has also served as Co-President of Ashford Inc. since March 2018. He served as our Executive Vice President, Asset Management from March 2011 to March 2018. He also served in that capacity for Ashford Inc. from November 2014 to March 2018 and for Braemar from April 2013 to March 2018. From August 2005 until December 2010, Mr. Welter was employed by Remington Hotels, LP in various capacities, most recently serving as its Chief Financial Officer. Mr. Welter oversees the asset management, capital management and acquisition underwriting functions for Ashford Trust and Braemar as well as the operations of Ashford Inc., including both its asset management advisory business and its hospitality products and services business. Mr. Welter is a current member of Marriott's Owner Advisor Council and serves as a Board Member for the American Hotel and Lodging Association. Mr. Welter is a frequent speaker and panelist for various lodging investment and development conferences, including the NYU Lodging Conference.

Mr. Welter earned his Bachelor of Science in Economics from Oklahoma State University, where he served as student body president and graduated summa cum laude.

MARK L. NUNNELEY Chief Accounting Officer Age: 61 Executive since 2003	Mr. Nunneley has served as our Chief Accounting Officer since May 2003 and has served in that capacity for Ashford Inc. since April 2014 and for Braemar since April 2013. From 1992 until 2003, Mr. Nunneley served as Chief Financial Officer of Remington. He previously served as a tax consultant at Arthur Andersen & Company and as a tax manager at Deloitte & Touche. Mr. Nunneley is a certified public accountant (CPA) in the State of Texas and is a member of the American Institute of Certified Public Accountants, Texas Society of CPAs and Dallas Chapter of CPAs.

Mr. Nunneley earned his Bachelor of Science degree in Business Administration from Pepperdine University and his Master of Science in Accounting from the University of Houston.

COMPENSATION DISCUSSION & ANALYSIS

        The following is a discussion and analysis of the equity compensation program adopted for our named executive officers, which include our Chief Executive Officer, our Chief Financial Officer, and the three other most highly compensated executive officers appearing in the Summary Compensation Table, as well as our former Chief Transaction Officer, General Counsel and Secretary, who passed away on March 29, 2018. Also included below is a discussion of the equity awarded to our named executive officers in 2019 with respect to 2018 performance. This discussion should be read together with the compensation tables and related disclosures set forth elsewhere in this proxy statement.

2018 Company Performance Highlights

        As for our 2018 highlights, at year-end, our hotel portfolio consisted of 119 hotels containing 25,060 net rooms across 31 states and Washington, D.C. We believe our geographic diversity, combined with the fact that no major market represents more than 11% of our hotel EBITDA, provides economic balance and reduces risk. Turning to our financial performance for 2018, comparable RevPAR for our hotels increased 0.5% to $120.76, driven by a 1.8% increase in rate partially offset by a 1.3% decrease in occupancy. We also seek to increase our RevPAR penetration index and we believe the benefits of our 2018 expenditures of $207.3 million in capital refreshes at the hotels will help us meet this goal. Although we had a net loss of $156.3 million for 2018, our Adjusted EBITDAre for 2018 totaled $411.5 million, and, while we had a net loss per share of $1.75 in 2018, our AFFO per share was $1.26. We believe our performance, as reflected by such RevPAR, Adjusted EBITDAre and AFFO per share performance in 2018, emphasizes the quality of our portfolio as well as the strength of our asset management capabilities. See Annex A to this proxy statement for more information about our Adjusted EBITDAre and AFFO per share.

        In addition, we successfully refinanced an eight-hotel, $377 million facility with a new loan of $395 million, with an expected annual interest savings of $6.5 million, and refinanced a 22-hotel, $972 million facility with a new loan of $985 million, with an expected annual interest savings of $11 million. We also refinanced a 34-hotel, $1.1 billion loan with a new loan of $1.3 billion.

Compensation of Our Executive Officers

        We are externally advised by Ashford Inc. pursuant to an advisory agreement. Ashford Inc., through its operating company Ashford LLC, is responsible for implementing our investment strategies and managing our operations. Our advisor manages the day-to-day operations of our Company and our affiliates in exchange for an advisory fee, the terms of which are described under "Certain Relationships and Related Person Transactions—Our Relationship and Agreements with Ashford Inc. and its Subsidiaries" As a consequence of this management arrangement and although the Company has executive officers, it does not have any employees. Each of the Company's executive officers is, however, an employee of our advisor and is compensated by our advisor in his capacity as such. During all of 2016, 2017, and 2018, the cash compensation received by our executive officers was paid to those persons by Ashford Inc. in their capacity as employees of our advisor. However, our executive officers (as well as other employees of our advisor) continue to be eligible to receive equity awards under our equity incentive plan and we grant equity compensation to our executive officers under our equity incentive plan as described below. We do not, however, provide any other compensation or employee benefit plans for our executive officers.

Compensation Objectives & Philosophy

        The objectives of our equity compensation program are to: (i) motivate our officers to achieve the Company's business and strategic objectives; (ii) align the interests of key leadership with the long-term interests of the Company's stockholders; and (iii) provide rewards and incentives, without excessive risk taking, in order to attract, retain, and motivate our executive officers to perform in the best interests of the Company and its stockholders.

        Our compensation philosophy is to make all equity compensation decisions following the end of our fiscal year based on the performance of the prior year and over the longer term. Our primary business objective of maximizing total stockholder return ("TSR") through growth from internal asset performance and dynamic portfolio management strategies demands a long-term focus. As a result, we believe that the equity compensation we pay to our executive officers should be reflective of the overall performance of our Company on both a short-term and a long-term basis. The equity compensation we offer should reward the successes of the recent past, as well as motivate the executives to maximize the creation of long-term stockholder value in a competitive environment. Most of our management team have been working together for over 15 years, and the Company believes that the synergies among the management team, along with their cumulative knowledge and breadth of experience, have been key factors in the Company's growth since its inception.

  Role of the Compensation Committee

        The equity compensation we pay to our executive officers is administered under the direction of our Compensation Committee. In its role as the administrator of our equity compensation program, our Compensation Committee recommends the equity compensation to be paid to our named executive officers with respect to a year to the Board, taking into consideration the recommendations of our Chairman and our independent compensation consultant, with the members of the Board ultimately approving all executive compensation decisions. A full description of the Compensation Committee's roles and responsibilities can be found in its charter which is posted to our website at www.ahtreit.com under the "INVESTOR" tab, by navigating to the "Corporate Governance" link, then to the "Governance Documents" link.

        Our Compensation Committee has the authority to retain independent advisors to assist the committee in fulfilling its responsibilities. In July 2015, the committee initially retained Gressle & McGinley as its independent compensation consultant, and has continued to do so. Gressle & McGinley has not performed any services other than executive and director compensation services for the Company, and has performed its services only on behalf of, and at the direction of, the Compensation Committee. Our Compensation Committee has reviewed the independence of Gressle & McGinley in light of SEC rules and NYSE listing standards regarding compensation consultant independence and has affirmatively concluded that Gressle & McGinley is independent from the Company and has no conflicts of interest relating to its engagement by our Compensation Committee.

  Interaction with Management

        Our Compensation Committee regularly meets in executive sessions without management or other directors present. Executives generally are not present during Compensation Committee meetings. However, our Chairman and certain of our executive officers and employees of our advisor do attend all or part of certain Compensation Committee meetings. Our Chairman, considering certain performance factors as set by the Board each year, annually reviews the equity compensation for each named executive officer and our advisor's and Remington's employees as a group and makes recommendations to our Compensation Committee regarding the equity compensation we should grant to our named executive officers and our advisor's and Remington's employees as a group. Final equity compensation decisions for our executive officers are ultimately made in the sole discretion of, and with the approval of, the members of the Board based on the recommendations of the Compensation Committee.

  Corporate Governance

        Our Compensation Committee believes that the integrity of corporate governance is reinforced by linking our executive officers' long-term interests to the interests of our stockholders through our equity compensation program. We believe that our equity compensation program provides appropriate performance-based incentives to attract and retain leadership talent, to align officer and stockholder interests, and to continue to drive our long-term track record of superior returns to stockholders.

        The following policies support our position:

What We Do		What We Don't Do
☐	Pay for Performance. A substantial portion of our equity grants are tied to rigorous absolute and relative TSR performance goals.	Ø	No Hedging/Pledging. We do not allow hedging or pledging of Company securities.
☐	Equity Ownership Guidelines. We impose robust stock ownership guidelines on our executive officers.	Ø	Equity Ownership Guidelines. We do not count performance shares toward our stock ownership guidelines.
☐	Clawback Policy. We can recover performance-based equity incentive compensation in various circumstances.	Ø	No Dividends on Unvested Performance Shares. We do not pay dividends on unvested performance shares unless the shares actually vest.
☐	Independent Compensation Consultant. Our Compensation Committee uses the consulting firm of Gressle & McGinley, which is independent and provides no other services to the Company.	Ø	No Stock Options. We do not grant stock options.
☐	Compensation Risk Assessment. We conduct an annual compensation risk assessment.	Ø	No Evergreen Provision. We have no evergreen provisions in our stock incentive plan.
☐	External Advisor Compensation. We provide detailed disclosure of compensation paid by our advisor to our named executive officers.	Ø	No Perquisites. We do not provide our executive officers with any perquisites or retirement programs.

  Advisory Fee and Compensation Paid by the Advisor

        Pursuant to our advisory agreement, we pay Ashford Inc. an advisory fee. In turn, Ashford Inc. uses a portion of the proceeds of such advisory fee to pay the cash compensation it pays its personnel. We do not specifically reimburse Ashford Inc. for any executive officer compensation or benefits costs. The following is a summary of the advisory fees we paid to Ashford Inc. in 2018 and the total 2018 compensation paid to our named executive officers, including the equity compensation we paid to our named executive officers in 2018:

  •
  Under the terms or our advisory agreement, for 2018 our advisory services fee totaled $69.1 million, comprised of a base fee of $35.5 million, reimbursable overhead, internal audit, risk management advisory, and asset management services of $8.4 million and equity-based compensation of $25.2 million associated with equity grants of our common stock and long-term incentive partnership units, or LTIP units, awarded to the officers and employees of Ashford Inc. (approximately $4.5 million of which related to accelerated vesting of equity awards granted to one of our former executive officers upon his death in accordance with the terms of his awards).

  •
  No specific portion of our advisory fees is allocated to the compensation paid by Ashford Inc. to its employees who are also our executive officers. Our advisor makes all decisions relating to compensation paid by Ashford Inc. to our executive officers who are its employees based on such factors as the terms of their employment agreements with Ashford Inc. and an evaluation of the performance of such employees on behalf of Ashford Inc. and its advisees during the year.

  •
  For 2018, our named executive officers earned total cash compensation of $7,358,634 from Ashford Inc. The total cash compensation paid by Ashford Inc. to our named executive officers was comprised of an aggregate of $2,798,077 in salaries and an aggregate of $4,560,557 in cash bonus awards. (These figures do not include $1,266,659 in cash severance that Mr. Brooks became entitled to receive from Ashford Inc. upon his death.) In addition, Ashford Inc. granted options in 2018 to purchase an aggregate of 168,137 shares of the common stock of Ashford Inc. with an aggregate grant date fair value of $6,545,573, to our named executive officers for 2018. We have not agreed to or otherwise undertaken to pay Ashford Inc. any amount or otherwise reimburse Ashford Inc. for any expense it incurs in connection with the grant of any options to purchase shares of Ashford Inc. common stock to its employees who are our named executive officers or the exercise of any or all of those options.

  •
  Not all of the compensation received by our named executive officers from Ashford Inc. was attributable to services performed as executive officers of our Company. Based on a review of the proportion of our Company to the total operations managed using various measures of size (revenue, assets, and total enterprise value), we estimate that approximately 70% of the compensation paid by Ashford Inc. is attributable to services provided by our named executive officers to our Company.

  •
  The cash bonus awards paid by Ashford Inc. to its employees who are our named executive officers pursuant to Ashford Inc.'s non-equity incentive plan represent variable incentive compensation that was earned for achieving specific performance targets. The performance metrics for 2018 included TSR of Ashford Inc. relative to peers, adjusted earnings per share of Ashford Inc., adjusted EBITDA, increased sell-side analyst coverage, number of investor and analyst meetings, increase in assets under management by Ashford Inc. and its affiliates, and investments in or acquisition of new service businesses at Ashford Inc. or its affiliates.

Our Compensation Program

        We are externally advised by our advisor, which determines and pays our executive officers' salaries, bonuses, and other benefits. However, our Compensation Committee, together with the independent members of the Board, may grant equity awards to our executive officers and employees and other agents or affiliates of our advisor and Remington pursuant to our stock incentive plan.

        The primary objectives of our equity compensation program are to: (i) motivate our officers to achieve the Company's business and strategic objectives; (ii) align the interests of key leadership with the long-term interests of the Company's stockholders; and (iii) provide rewards and incentives, without excessive risk taking, in order to attract, retain, and motivate our executive officers to perform in the best interests of the Company and its stockholders.

        We strive to follow best practices in structuring our compensation program. Several years ago, the Company discussed with a number of its institutional stockholders the Company's executive compensation practices. In response to feedback from the Company's stockholders, the Compensation Committee took a series of actions to enhance the Company's equity compensation program. Based on a thorough review of our peer companies and current industry trends, the committee revised the equity compensation plan in 2016 to include objective performance metrics tied to the Company's business goals and stockholder returns. The Compensation Committee now sets specific vesting requirements for half of the annual equity awards granted for Company performance based on TSR relative to our peers and absolute TSR over a three-year performance period. These changes reflect the Company's pay for performance philosophy and were aimed at creating further alignment of our executives' pay with stockholders.

        At our annual meeting of stockholders in 2018, 79.2% of the votes cast either "for" or "against" on our stockholder advisory vote on executive compensation ("Say-on-Pay Vote") were cast in favor of the Company's executive compensation disclosed in our proxy statement. In 2018, we conducted stockholder outreach soliciting our stockholders' views on our compensation program (which included outreach to more than the top 20 largest institutional investors owning over 57% of our common stock). As we have in the past, we will continue to discuss our compensation practices with our investors and will take into consideration their comments and concerns, as well as the results of our annual Say-on-Pay Vote in determining executive compensation.

        During 2018, our Company delivered strong operating performance, with management achieving or exceeding seven of the seven business objectives set by our Board for the year. The Compensation Committee took the Company's operating performance in 2018 into consideration in making decisions to grant equity in February 2019.

2018 Compensation Results

        The Compensation Committee believes that our named executive officers should have an ongoing stake in the long-term success of our business, and our equity compensation program is intended to align our executives' interests with those of our stockholders, as well as to reward our executive officers for their performance on the Company's behalf. In 2016, the Compensation Committee adopted a new equity program designed to create greater alignment of equity awards with performance. Under the new equity program, the Compensation Committee determines the size of potential equity awards by officer based on a review of market pay levels, taking into consideration the size of our Company against our peers. The Compensation Committee also considers the most recent burn rate benchmarks published by ISS for the real estate Global Industry Classification Standard (GICS). Equity awards granted to our named executive officers in 2017, 2018, and 2019 were made under the new equity program.

        For purposes of the below, the discussion of our 2018 performance relates to the equity grants made to our named executive officers in February 2019. However, the SEC's rules require disclosure in the tables that follow this Compensation Discussion & Analysis of the equity awards that were granted to our named executive officers in 2018. For a detailed discussion of our 2017 performance, on which the size of our equity awards granted in 2018 was based, please refer to the "2017 Compensation Results" discussion contained in our 2018 proxy statement, filed with the SEC on April 17, 2018.

        For 2018, the size of the potential equity awards for our named executive officers was determined in part based on historical compensation levels in the hospitality REIT sector. Please refer to "—Review of Market Data for Peer Companies" below for further discussion of this analysis. Also, the Compensation Committee considered the recommendations of the Chairman in setting the equity awards for each individual named executive officer.

        One-half of the value of the performance-based equity award is granted in a form that is eligible to vest based on the Company's three-year absolute and relative TSR. The other half of the potential award is eligible to vest based on continued service in three equal installments on each anniversary of the grant date. Named executive officers may elect to receive their service-based equity awards in the form of "LTIP units" (a special class of partnership units in our operating partnership called "long-term incentive partnership units," which are described in further detail below under "—LTIP Units") or restricted common stock, and their performance-based equity awards in the form of performance stock units ("PSUs") or performance LTIP units ("performance LTIPs"), as described in further detail below. Upon vesting and reaching economic parity with the common units, LTIP units are convertible into common units at the option of the recipient. Common units are redeemable for cash or, at our option, convertible into shares of our common stock at a 1:1 conversion ratio.

        PSUs and performance LTIPs each may vest from 0% to 200% of target based on achievement of a specified absolute or relative TSR, as applicable, on the date that is three years from the date of grant (or, for awards made in fiscal 2019, on December 31, 2021), subject to forfeiture. The PSUs and performance LTIPs granted in 2018 and 2019 are eligible to vest based on the Company's TSR over a three-year performance period. We use a three-year performance period in order to tie incentive compensation to long-term results. Achievement levels are set for "threshold" performance, at which 50% of the target shares/units may be earned; "target" performance, at which 100% of the target shares/units may be earned; and "maximum" performance, at which 200% of the target shares/units may be earned. No PSUs or performance LTIPs vest if performance is below the threshold level, and vesting is interpolated between the threshold and target and target and maximum levels. Dividends, or distributions in the case of units, accrue on unvested shares/units and are paid in the form of additional shares/units on the actual number of shares/units that ultimately vest at the end of the three-year performance period.

        One-half of the PSUs/performance LTIPs are subject to performance goals based on the Company's absolute TSR over the performance period, and the remaining one-half of the PSUs/performance LTIPs are subject to performance goals based on the Company's relative TSR (with respect to the group of peer companies described below) over the performance period. For the PSUs/LTIPs granted in 2019, the absolute TSR goals over the three-year performance period for threshold, target, and maximum performance levels are 5%, 9%, and 13%, respectively, while the relative TSR goals over the three-year performance period for threshold, target, and maximum performance levels are the 30th, 50th, and 70th percentiles, respectively. The Company's relative TSR will be evaluated based on the Company's three-year TSR relative to the following peer companies:

Chesapeake Lodging Trust (CHSP)	Pebblebrook Hotel Trust (PEB)
DiamondRock Hospitality Co. (DRH)	RLJ Lodging Trust (RLJ)
Hersha Hospitality Trust (HT)	Sunstone Hotel Investors Inc. (SHO)
Host Hotels & Resorts, Inc. (HST)	Xenia Hotels & Resorts, Inc. (XHR)
Park Hotels & Resorts, Inc. (PK)

        This group was the same group referenced for relative TSR purposes with respect to 2017 awards granted in 2018, except that the group no longer includes LaSalle Hotel Properties, which was acquired by Pebblebrook Hotel Trust in November 2018.

        As described above, equity awards were awarded to the named executive officers in February 2019 based on 2018 performance. 2018 performance was evaluated based on seven business objectives established by the Board. Certain of the business objectives changed relative to last year's objectives and certain of the targets were adjusted for the business objectives that did not change, in each case, to reflect the cyclicality of the industry in which we operate, changes in market conditions and the broader economy, and to further align the interests of the named executive officers with the interests of the stockholders.

        The following table summarizes the seven business objectives set by the Board for 2018, along with the actual results:

2018 Business Objectives		Target	Actual	Meet or Exceed Target
1.	Budgeted AFFO/Share	$1.10	$1.26	Yes
2.	Number of Investor and Analyst Meetings	250	269	Yes
3.	Successful Completion of Large Guest Room Renovations	4	4	Yes
4.	Risk Management/Cash Balance (as a percentage of market capitalization)	20%	46.9%	Yes
5.	Raise Capital and Purchase Assets	Board discretion	$406.8 million	Yes
6.	Refinancing of Maturing Debt	Board discretion	$2.68 billion	Yes
7.	Monetize select service assets and redeploy proceeds	Board discretion	$42.4 million	Yes

        Based on its review of 2018 performance, the Compensation Committee determined that the Company achieved seven of the seven business objectives resulting in the equity awards to our named executive officers described below.

2018 and 2019 Equity Grant Decisions

        Based on consideration of Company performance during 2018 and 2017, the Compensation Committee made service-based and performance-based equity grants in February 2019 and March 2018, respectively, to our named executive officers as follows (in number of shares awarded):

Executive	February 2019 Equity Award for 2018 Performance		March 2018 Equity Award for 2017 Performance
Douglas A. Kessler	475,286	(3)	400,642	(3)
Deric S. Eubanks	214,830	(3)	181,090	(3)
David A. Brooks(1)	—		192,308	(3)
J. Robison Hays, III	214,830	(2)	181,090	(2)
Jeremy J. Welter	214,830	(4)	181,090	(4)
Mark L. Nunneley	114,068	(3)	96,154	(3)

(1)
Mr. Brooks, our former Chief Transaction Officer, General Counsel, and Secretary, passed away on March 29, 2018, on which date all of his outstanding equity awards immediately vested in accordance with their terms.

(2)
The named executive officer elected to receive all of this equity award in the form of LTIP units, which are subject to the vesting terms and conditions described above. The number of performance LTIPs reported in this table assumes vesting at the target level.

(3)
The named executive officer elected to receive all of this equity award in the form of restricted common stock (for the portion subject to service-based vesting) and PSUs (for the portion subject to performance-based vesting), which are subject to the vesting terms and conditions described above. The number of PSUs reported in this table assumes vesting at the target level.

(4)
The named executive officer elected to receive the portion of this equity award subject to service-based vesting in the form of LTIP units and the portion of this equity award subject to performance-based vesting in the form of PSUs, which are each subject to the vesting terms and conditions described above. The number of PSUs reported in this table assumes vesting at the target level.

        A summary of the components of the February 2019 equity awards to our named executive officers is as follows:

	Target PSUs/LTIPs Awarded (#)
				Total February 2019 Equity Award for 2018 (#)
Executive	Absolute TSR-Based	Relative TSR-Based	Service-Based Shares/LTIPs Awarded (#)
Douglas A. Kessler	118,822	118,821	237,643	475,286
Deric S. Eubanks	53,708	53,707	107,415	214,830
J. Robison Hays, III	53,708	53,707	107,415	214,830
Jeremy J. Welter	53,708	53,707	107,415	214,830
Mark L. Nunneley	28,517	28,517	57,034	114,068

LTIP Units

        The LTIP units are a special class of partnership units in our operating partnership called "long-term incentive partnership units." Grants of LTIP units are designed to offer executives the same long-term incentive as restricted stock, while allowing them more favorable income tax treatment. Each LTIP unit awarded is deemed equivalent to an award of one share of common stock reserved under our stock incentive plan, reducing availability for other equity awards, because LTIP units are convertible into common units of our operating partnership, which may themselves be converted into shares of our common stock based on a conversion ratio of 1:1. As a result, an LTIP unit granted may result in an issuance of one share of our common stock. LTIP units, whether vested or not, receive the same quarterly per unit distributions as common units of our operating partnership, which typically equal per share dividends on our common stock, if any. This treatment with respect to quarterly distributions is analogous to the treatment of time-vested restricted stock. The key difference between LTIP units and restricted stock is that at the time of award, LTIP units do not have full economic parity with common units but can achieve such parity over time. At the time of the award, executives who receive LTIP units make a capital contribution to our operating partnership of $0.05 per LTIP unit. Upon the occurrence of certain corporate events, which are not performance-related events, the capital accounts of our operating partnership may be adjusted, allowing for the LTIP units to achieve parity with the common units over time. If such parity is reached, vested LTIP units become convertible into an equal number of common units. Until and unless such parity is reached, the value that an executive will realize for a given number of vested LTIP units is less than the value of an equal number of shares of our common stock.

        Subject to satisfaction of the applicable performance- or service-vesting requirements for the LTIP units or performance LTIPs, the LTIP units will achieve parity with the common units upon the sale or deemed sale of all or substantially all of the assets of the partnership at a time when the Company's stock is trading at some level in excess of the price it was trading at on the date of the LTIP issuance. More specifically, LTIP units will achieve full economic parity with common units in connection with (i) the actual sale of all or substantially all of the assets of our operating partnership or (ii) the hypothetical sale of such assets, which results from a capital account revaluation, as defined in the partnership agreement, for the operating partnership. A capital account revaluation generally occurs whenever there is an issuance of additional partnership interests or the redemption of a partnership interest. If a sale, or deemed sale as a result of a capital account revaluation, occurs at a time when the operating partnership's assets have sufficiently appreciated, the LTIP units will achieve full economic parity with the common units. However, in the absence of sufficient appreciation in the value of the assets of the operating partnership at the time a sale or deemed sale occurs, full economic parity would not be reached. Until and unless such economic parity is reached, the value that an executive will realize for vested LTIP units will be less than the value of an equal number of shares of our common stock.

        As of March 8, 2019, all except for 146,906 of the LTIP units issued to our named executive officers prior to 2018 have reached economic parity with the common units and have been converted to common units, and all of the LTIP units issued to our named executive officers during 2018 have achieved such parity. None of the LTIP units issued during 2019 have reached such parity.

Review of Market Data for Peer Companies

        Equity compensation grants for our named executive officers are determined based on a number of factors, including a periodic review of the compensation levels in the marketplace for similar positions. In 2018, the Compensation Committee, with the assistance of Gressle & McGinley, our independent compensation consultant, undertook such a review of competitive compensation compared to market, with a particular emphasis on market level of equity compensation (both actual awards granted and target awards for our peers' equity incentive plans).

        Competitive pay data is used for reference only to gauge the marketplace for executive compensation in our industry. The Compensation Committee does not establish a specific target percentile of market for our executives and generally seeks to provide the compensation levels needed to retain our exceptional executive team and reward appropriately for performance.

        The specific peers used to assess competitive pay include other hospitality REITs with similar assets. The hospitality REITs included in our assessment of competitive pay include:

Chatham Lodging Trust (CLDT)	Pebblebrook Hotel Trust (PEB)
Chesapeake Lodging Trust (CHSP)	RLJ Lodging Trust (RLJ)
DiamondRock Hospitality Company (DRH)	Summit Hotel Properties (INN)
Hersha Hospitality Trust (HT)	Sunstone Hotel Investors (SHO)
Host Hotels & Resorts (SHT)	Xenia Hotels & Resorts (XHR)
Park Hotels & Resorts, Inc. (PK)

        This group was the same group that we assessed with respect to 2016 awards granted in 2017, except that the group no longer includes LaSalle Hotel Properties, which was acquired by Pebblebrook Hotel Trust in November 2018.

        The Compensation Committee also assessed the pay practices of these hospitality REITs in evaluating 2019 equity grant decisions for 2018 performance. Specifically, the Compensation Committee reviewed the absolute and relative TSR performance targets used by our peers in their equity programs. The Compensation Committee set the performance targets (threshold, target, and maximum) for the absolute and relative TSR components of the 2019 equity awards at about the median of our peers.

        In evaluating the market pay levels of our peers, the Compensation Committee also considers the unique role that each of the named executive officers of the Company holds. Specifically, each of our named executive officers performs duties that are traditionally assigned to multiple senior officers in competitive companies. By way of example, during 2018, our Chief Executive Officer and President, Mr. Douglas Kessler, was charged with capital markets activities and was also responsible for securing our investments and for identifying opportunities for joint ventures or other business partnerships as well as being the lead contact for Company financing activities. Further, the General Counsel has the mandate to negotiate the terms of, and close, all acquisition and disposition transactions, capital market transactions, and equity and debt financings and he is charged with supervising the legal department, monitoring corporate governance, and performing the normal duties associated with the office of the General Counsel. The Company's division of responsibilities has created a cohesive and extremely streamlined management system, which enables the Company to operate with a smaller staff of senior executives, including the named executive officers, than would be expected of a company of our size and structure. The Compensation Committee recognizes that these other factors must be considered in setting compensation for each named executive officer.

Stock Ownership Guidelines

        Our corporate governance guidelines provide ownership guidelines for our executive officers. The guidelines state that the Chief Executive Officer should hold an amount of our common stock or other equity equivalent having a market value in excess of six times his annual base salary paid by our advisor, our President (if not also the Chief Executive Officer) should hold an amount of our common stock or other equity equivalent having a market value in excess of four times his annual base salary paid by our advisor, and each other executive officer should hold common stock or other equity equivalent having a market value in excess of three times his annual base salary paid by our advisor. The guidelines provide that ownership of common units or LTIP units (including performance LTIPs) in our operating partnership constitute "common stock" for purposes of compliance with the guideline based on a conversion ratio of 1:1. Executive officers are expected to achieve compliance within three years of being appointed. As of December 31, 2018, all of our executive officers satisfied our stock ownership guidelines or were within the three-year ramp-up period for compliance. Each executive officer is required to retain at least half of the after-tax shares received in connection with any awards granted under any of the Company's equity plans until such time that such director or executive officer has met his required ownership level. The 2011 Stock Incentive Plan contains an ownership requirement that mirrors these guidelines.

        As a group, our named executive officers have demonstrated a commitment to the Company through long tenure and significant equity ownership levels that, as a multiple of salary paid to them by our advisor, are well in excess of market best practices.

Hedging and Pledging Policies

        Pursuant to our code of business conduct and ethics and our corporate governance guidelines, we maintain a policy that prohibits our directors and executive officers from holding Company securities in a margin account or pledging Company securities as collateral for a loan. Our policy also prohibits our directors and executive officers from engaging in speculation with respect to Company securities, and specifically prohibits our executives from engaging in any short-term, speculative securities transactions involving Company securities, including in-and-out trading, engaging in short sales or "sales against the box," buying or selling put or call options, and engaging in hedging transactions.

Adjustment or Recovery of Awards

        Under the Company's clawback policy, if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirements, then the Compensation Committee, or, in the discretion of the Board, any other committee or body of the Board consisting only of independent directors, may require any Section 16 reporting officer, as well as any other officer holding the title of senior vice president or a more senior title whose job description includes the function of accounting or financial reporting (each, a "covered officer"), during the three-year period preceding the publication of the restated financial statement to reimburse the Company for any annual cash bonus and long-term equity incentive compensation earned during the prior three-year period in such amounts that the independent director committee determines to be in excess of the amount that such covered officer would have received had such compensation been calculated based on the financial results reported in the restated financial statement.

        The independent director committee may take into account any factors it deems reasonable, necessary, and in the best interests of the Company to remedy any misconduct and prevent its recurrence. In determining whether to seek recoupment of any previously paid excess compensation and how much to recoup from each covered officer, the independent director committee must consider the accountability of the applicable covered officer, any conclusion by the independent director committee whether a covered officer engaged in wrongdoing, committed grossly negligent acts, omissions or engaged in willful misconduct, as well as any failure of the covered officer to report another person's grossly negligent acts, omissions, or willful misconduct. In addition, if a covered officer engaged in intentional misconduct or violation of Company policy that contributed to the award or payment of any annual cash bonus or long-term equity incentive compensation to him or her that is greater than would have been paid or awarded in the absence of the misconduct or violation, the independent director committee may take other remedial and recovery action permitted by applicable law, as determined by such committee.

        Under the Dodd-Frank Act, the SEC has proposed additional rules regarding the clawback of equity awards in certain circumstances. If the proposed rules or other rules are finally adopted by the SEC, the Company intends to modify its recoupment policies accordingly.

Tax and Accounting Considerations

        Section 162(m) of the Internal Revenue Code of 1986, as amended, generally precludes a publicly held corporation from a federal income tax deduction for a taxable year for compensation in excess of $1 million paid to its "covered employees," which generally include its chief executive officer, chief financial officer, its next three most highly compensated executive officers, and any individual who is (or was) a "covered employee" for any taxable year beginning after December 31, 2016.

        Our Company is structured such that compensation is not paid and deducted by the corporation, but at the operating partnership level. The IRS has previously issued a private letter ruling holding that Section 162(m) does not apply to compensation paid to employees of a REIT's operating partnership. Consistent with that ruling, we have taken a position that compensation expense paid and incurred at the operating partnership level is not subject to the Section 162(m) limit. As private letter rulings are applicable only for the taxpayer who obtains the ruling, and we have not obtained a private letter ruling addressing this issue, there can be no assurance that the IRS will not challenge our position that Section 162(m) does not apply to compensation paid at the operating partnership level. We also consider the accounting impact of all compensation paid to our executives, and equity awards are given special consideration pursuant to FASB ASC Topic 718.

Compensation Risk Assessment

        The Compensation Committee has overall responsibility for overseeing the risks relating to our compensation policies and practices. The Compensation Committee uses its independent compensation consultant, Gressle & McGinley, to independently consider and analyze the extent, if any, to which our compensation policies and practices might create risks for the Company, as well as policies and practices that could mitigate any such risks. After conducting this review in early 2018, the Compensation Committee has determined that none of our compensation policies and practices create any risks that are reasonably likely to have a material adverse effect on our Company.

Compensation Committee Report

        The Compensation Committee has reviewed and discussed the compensation discussion and analysis disclosure with the Company's management, and based on this review and discussion, the

Compensation Committee has recommended to the Board that the compensation discussion and analysis be included in this proxy statement.

COMPENSATION COMMITTEE Alan L. Tallis, Chairman Kamal Jafarnia Frederick J. Kleisner

Summary Compensation Table

        The following table sets forth the fiscal 2018, 2017, and 2016 compensation paid to or earned by the Company's Chief Executive Officer, Chief Financial Officer, and the Company's three other most highly compensated executive officers. Additionally, consistent with the SEC's rules, compensation information for Mr. Brooks is included even though he passed away on March 29, 2018, and compensation information for Mr. Nunneley is included only for fiscal 2018, the year that he first became a named executive officer (as defined in 17 C.F.R. § 229.402) of the Company.

Name and Principal Position	Year	Salary(1)	Stock Awards/ LTIPs(2)	Total
Douglas A. Kessler	2018	$—	$2,969,759	$2,969,759
Chief Executive Officer and	2017	—	4,774,099	4,774,099
President	2016	—	1,549,428	1,549,428
Deric S. Eubanks	2018	—	1,342,330	1,342,330
Chief Financial Officer and	2017	—	1,216,800	1,216,800
Treasurer	2016	—	1,042,511	1,042,511
David A. Brooks	2018	—	1,425,483	1,425,483
Former Chief Transaction Officer,	2017	—	1,614,600	1,614,600
General Counsel and Secretary(3)	2016	—	1,609,080	1,609,080
J. Robison Hays, III	2018	—	1,342,330	1,342,330
Chief Strategy Officer	2017	—	1,508,961	1,508,961
	2016	—	1,090,055	1,090,055
Jeremy J. Welter	2018	—	1,342,330	1,342,330
Chief Operating Officer	2017	—	1,508,961	1,508,961
	2016	—	1,090,055	1,090,055
Mark L. Nunneley	2018	—	712,742	712,742
Chief Accounting Officer

(1)
We do not pay salary or bonus compensation to our executive officers, including our named executive officers. However, we grant our executive officers and the executives and employees of our advisor and Remington equity awards, if and to the extent determined appropriate by our Compensation Committee. No allocation of the total compensation paid and benefits provided by Ashford Inc. to its officers and employees who are our named executive officers is made for the time spent by such persons on behalf of either our Company or Braemar. As a result, we have not included any amount of the compensation paid and benefits provided to such persons by Ashford Inc. in the foregoing summary compensation table.

(2)
Represents the total grant date fair value of restricted stock awards, LTIP unit awards, PSUs, and performance LTIPs made in the fiscal year indicated (with respect to prior year performance), computed in accordance with FASB ASC Topic 718 without regard to the effects of forfeiture.

  Assumptions used in the calculation of these amounts are described in Notes 2, 14, and 16 to the Company's audited consolidated financial statements for the fiscal year end December 31, 2018, included in the Company's Annual Report on Form 10-K that was filed with the SEC on March 1, 2019. These grants are subject to the service-based and performance-based vesting conditions discussed above under "—2018 Compensation Results." With respect to the PSUs and performance LTIPs, the amount reflected in the Summary Compensation Table assumes that the required performance goals will be achieved at target levels. The following table provides the grant date fair values of the performance LTIPs and the PSUs, issued to the named executive officers in 2018, assuming maximum performance is achieved. (The grant date fair value of the performance LTIPs and PSUs assuming target performance is one-half of the amount shown in the table.)

Name	At Maximum
Douglas A. Kessler	$3,279,255
Deric S. Eubanks	1,482,222
David A. Brooks	1,574,041
J. Robison Hays, III	1,482,222
Jeremy J. Welter	1,482,222
Mark L. Nunneley	787,020
(3)
Mr. Brooks, our former Chief Transaction Officer, General Counsel, and Secretary, passed away on March 29, 2018, on which date all of his outstanding equity awards (including the awards granted in 2018) immediately vested in accordance with their terms, as further described below under "—Potential Payments Upon Termination of Employment or Change of Control."

Grants of Plan-Based Awards

					All Other Equity Awards: Number of Shares of Stock or LTIPs(2)
		Estimated Future Payouts Under Equity Incentive Plan Awards(1)				Grant Date Fair Value of Equity Awards(3)
Name	Grant Date	Threshold	Target	Maximum
Douglas A. Kessler	3/14/2018	100,161	200,321	400,642		$1,639,627
	3/14/2018				200,321	1,330,131
Deric S. Eubanks	3/14/2018	45,273	90,545	181,090		741,111
	3/14/2018				90,545	601,219
David A. Brooks(4)	3/14/2018	48,077	96,154	192,308		787,020
	3/14/2018				96,154	638,463
J. Robison Hays, III	3/14/2018	45,273	90,545	181,090		741,111
	3/14/2018				90,545	601,219
Jeremy J. Welter	3/14/2018	45,273	90,545	181,090		741,111
	3/14/2018				90,545	601,219
Mark L. Nunneley	3/14/2018	24,039	48,077	96,154		393,510
	3/14/2018				48,077	319,231

(1)
Amounts represent the threshold, target, and maximum number of PSUs or performance LTIPs, at the election of the recipient, pursuant to the March 2018 equity awards for 2017 performance. Subject to forfeiture and the achievement of the applicable performance-based vesting criteria, these awards will vest on March 14, 2021.

(2)
Represents LTIP units or restricted common stock, at the election of the recipient, that vest in three substantially equal installments on the first three anniversaries following the date of grant,

  with vesting solely conditioned on the award recipient continuing to be an executive officer of the Company on each such vesting date.

(3)
Computed in accordance with FASB ASC Topic 718, excluding the effect of forfeitures and assuming the target level of achievement.

(4)
Mr. Brooks, our former Chief Transaction Officer, General Counsel, and Secretary, passed away on March 29, 2018, on which date all of his outstanding equity awards immediately vested in accordance with their terms.

Outstanding Equity Awards At Fiscal Year-End

Name	Number of Service- Based Equity Awards That Had Not Vested at December 31, 2018		Market Value of Service- Based Equity Awards That Had Not Vested at December 31, 2018(7)	Equity Incentive Plan Awards (PSUs and Performance LTIPs) That Were Unearned or Not Vested at December 31, 2018		Market Value of Equity Incentive Plan Awards (PSUs and Performance LTIPs) That Were Unearned or Not Vested at December 31, 2018(7)
Douglas A. Kessler	40,476	(1)	$161,904	—		$—
	239,351	(2)	$957,404	—		$—
	115,333	(3)	$461,332	86,500	(5)	$346,000
	200,321	(4)	$801,284	100,161	(6)	$400,644
Deric S. Eubanks	27,233	(1)	$108,932	—		$—
	69,333	(3)	$277,332	52,000	(5)	$208,000
	90,545	(4)	$362,180	45,273	(6)	$181,092
David A. Brooks(8)	—		$—	—		$—
J. Robison Hays, III	26,202	(1)	$104,808	—		$—
	79,115	(3)	$316,458	59,336	(5)	$237,344
	90,545	(4)	$362,180	45,273	(6)	$181,092
Jeremy J. Welter	26,202	(1)	$104,808	—		$—
	79,115	(3)	$316,458	59,336	(5)	$237,344
	90,545	(4)	$362,180	45,273	(6)	$181,092
Mark L. Nunneley	14,713	(1)	$58,852	—		$—
	46,000	(3)	$184,000	34,500	(5)	$138,000
	48,077	(4)	$192,308	24,039	(6)	$96,156

(1)
These equity awards were granted on March 31, 2016, with a vesting term of three years. One-third of the awards initially granted vested on March 31, 2017; one-third vested on March 31, 2018; and the remaining one-third vested on March 31, 2019.

(2)
These equity awards were granted on February 20, 2017, with a vesting term of three years. One-third of the awards initially granted vested on February 20, 2018; one-third vested on February 20, 2019; and the remaining one-third will vest on February 20, 2020.

(3)
These equity awards were granted on March 24, 2017, with an initial vesting term of three years. One-third of the awards initially granted vested on March 24, 2018; one-third vested on March 24, 2019; and the remaining one-third will vest on March 24, 2020.

(4)
These equity awards were granted on March 14, 2018, with an initial vesting term of three years. One-third of the awards initially granted vested on March 14, 2019; one-third will vest on March 14, 2020; and the remaining one-third will vest on March 14, 2021.

(5)
These equity awards were granted on March 24, 2017, and, assuming continued service and achievement of the specified performance-based vesting criteria, will vest on March 24, 2020. Amount reflects the threshold payout level, which is 50% of the target payout; however, the actual number that will vest could range from 0% to 200% of the target number.

(6)
These equity awards were granted on March 14, 2018, and, assuming continued service and achievement of the specified performance-based vesting criteria, will vest on March 14, 2021. Amount reflects the threshold payout level, which is 50% of the target payout; however, the actual number that will vest could range from 0% to 200% of the target number.

(7)
Market value of unvested service-based and performance-based awards is based on the closing share price of our common stock on December 31, 2018, of $4.00.

(8)
Mr. Brooks, our former Chief Transaction Officer, General Counsel and Secretary, passed away on March 29, 2018, on which date all of his outstanding equity awards immediately vested in accordance with their terms.

Equity Awards Vested During 2018

Name	Stock Awards: Number of Equity Awards Acquired on Vesting(1)	Value Realized on Vesting
Douglas A. Kessler	306,551	$1,913,048
Deric S. Eubanks	86,508	$557,915
David A. Brooks(2)	941,843	$6,090,657
J. Robison Hays, III	114,971	$761,150
Jeremy J. Welter	114,727	$759,517
Mark L. Nunneley	70,523	$458,755

(1)
LTIP units that are reported in this column are reflected as adjusted following the December 13, 2017 conversion, as more fully described in the Company's Form 8-K filed on December 14, 2017.

(2)
Mr. Brooks become entitled to full vesting of his outstanding equity awards upon his death on March 29, 2018, in accordance with their terms.

Potential Payments Upon Termination of Employment or Change of Control

        We are not a party to any employment agreements with our executive officers. As a result, all payments we would need to make to any named executive officer upon termination of employment or following a change of control are pursuant to awards granted under our equity incentive plan.

        Our equity incentive plan provides that equity awards (other than performance awards) generally will fully vest upon (i) the death or disability of the named executive officer; (ii) the termination or removal of the named executive officer as an employee or consultant of the Company or an affiliate without "cause" (as defined therein) or by the named executive officer for "good reason" (as defined therein); or (iii) the termination, removal, or resignation of the named executive officer as an employee or consultant of the Company or an affiliate for any reason within one year from the effective date of a change in control of the Company; provided however, for all executive officers other than Mr. Kessler, if a change of control occurs and the executive officer's employment is terminated by the executive officer without "good reason," only unvested restricted equity securities awarded prior to September 13, 2017, will become fully vested and the unvested restricted equity securities awarded on or after September 13, 2017, will be forfeited.

        The PSUs and performance LTIPs granted to the named executive officers will be eligible for accelerated vesting upon (i) the termination or removal of the named executive officer as an employee of the Company by the Company without "cause" (including a termination of the advisory agreement with our advisor) or by the named executive officer for "good reason," (ii) the death or disability of the named executive officer, (iii) a change of control of the Company, (iv) a change of control of our advisor, if such change in control results in the vesting of the award under the terms of any employment agreement that the named executive officer has with our advisor, and (v) an involuntary termination of employment or the nonrenewal of the employment agreement to the extent such event causes vesting of the award under the employment agreement the named executive officer has with our advisor. (Our advisor is an affiliate under our equity incentive plan.) The number of PSUs or performance LTIPs that vest is generally calculated based on performance at the greater of target or actual performance (based on a truncated performance period), except that in the case of clauses (iii) and (iv), the number is based solely on actual performance (based on a truncated performance period).

        For the purposes of the plan, the following definitions apply:

        "Cause" has, with respect to a named executive officer, the same definition as in any employment agreement that such named executive officer has with the Company, Ashford Inc., or any of their respective affiliates. In the employment agreements that our named executive officers have with our advisor, "cause" generally means the named executive officer's:

  (i)
  conviction of, or entry of a plea of guilty or nolo contendere to, a felony (exclusive of a conviction, plea of guilty, or plea of nolo contendere arising under a statutory provision imposing criminal liability on a per se basis due to any offices held by the named executive officer pursuant to the employment agreement, so long as any act or omission of the named executive officer with respect to such matter was not taken or omitted in contravention of any applicable policy or directive of our advisor's board of directors);

  (ii)
  willful breach of duty of loyalty which is materially detrimental to our advisor or any entity that it advises, which is not cured within 30 days following written notice thereof;

  (iii)
  willful failure to perform or adhere to explicitly stated duties or guidelines of employment or to follow the lawful directives of our advisor, which is not cured within 30 days following written notice thereof;

  (iv)
  gross negligence or willful misconduct in the performance of duties which is not cured within 30 days following written notice thereof;

  (v)
  willful commission of an act of dishonesty resulting in material economic or financial injury to our advisor or any entity that it advises, or willful commission of fraud; or

  (vi)
  chronic absence from work for reasons other than illness which is not cured within 30 days following written notice thereof.

        A "change of control" of the Company is deemed to have occurred when:

  (i)
  any person other than (A) the Company or any of its subsidiaries, (B) any employee benefit plan of the Company or any of its subsidiaries, (C) Remington or an affiliate, (D) a Company owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company, or (E) an underwriter temporarily holding securities pursuant to an offering of such securities, becomes the beneficial owner, directly or indirectly, of securities of the Company representing 30% or more of the shares of voting stock of the Company then outstanding;

  (ii)
  the consummation of any merger, organization, business combination, or consolidation of the Company or one of its subsidiaries with or into any other company, other than a merger,

    reorganization, business combination, or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding securities which represent immediately after such merger, reorganization, business combination, or consolidation more than 50% of the combined voting power of the voting securities of the Company or the surviving company or the parent of such surviving company;

  (iii)
  the consummation of a sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition if the holders of the voting securities of the Company outstanding immediately prior thereto hold securities immediately thereafter which represent more than 50% of the combined voting power of the voting securities of the acquiror, or parent of the acquiror, of such assets, or the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company; or

  (iv)
  individuals who, as of the effective date of the 2011 Stock Incentive Plan, constituted our Board cease for any reason to constitute at least a majority of our Board; provided, however, that any individual becoming a director subsequent to the effective date whose election by our Board was approved by a vote of at least a majority of the directors then comprising the Board is considered as though such individual were a member of the initial Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an election contest with respect to the election or removal of directors or other solicitation of proxies or consents by or on behalf of a person other than our Board.

        "Good reason" has, with respect to a named executive officer, the same definition as in any employment agreement that such named executive officer has with the Company, Ashford Inc., or any of their respective affiliates. In the employment agreements that our named executive officers have with our advisor, "good reason" generally means:

  (i)
  the assignment to the named executive officer of any duties, responsibilities, or reporting requirements (or, in the case of Mr. Kessler, any title or directives) inconsistent with his or her position, or any material diminishment of the named executive officer's duties, responsibilities, or status;

  (ii)
  a reduction by our advisor in the named executive officer's base salary or target bonus;

  (iii)
  the requirement that the principal place of business at which the named executive officer performs his or her duties be changed to a location outside the greater Dallas metropolitan area; or

  (iv)
  any material breach by the advisor of the employment agreement.

        The following table sets forth the potential payments to the Company's named executive officers upon a theoretical termination of employment or change of control occurring on December 31, 2018 (other than for Mr. Brooks). The amounts shown assume a common stock value of $4.00 per share (other than for Mr. Brooks), the closing share price of the common stock as of December 31, 2018. The actual amount paid out to an executive upon an actual termination or change of control can only be determined at the time of such event.

Name	Change in Control (No Termination)(1)	Termination Following Change in Control for any Reason(2)	Involuntary Termination from Advisor, Death, Disability and Non- Renewal of Employment Agreement(3)
Douglas A. Kessler
Service-based awards	$—	$2,383,124	$2,383,124
Performance-based awards	1,493,284	1,493,284	1,493,284

Total	$1,493,284	$3,876,408	$3,876,408
Deric S. Eubanks
Service-based awards	$—	$748,444	$748,444
Performance-based awards	778,180	778,180	778,180

Total	$778,180	$1,526,624	$1,526,624
David A. Brooks(4)
Service-based awards	$—	$—	$1,595,678
Performance-based awards	—	—	3,767,588

Total	$—	$—	$5,363,266
J. Robison Hays, III
Service-based awards	$—	$783,446	$783,446
Performance-based awards	1,673,730	1,673,730	1,673,730

Total	$1,673,730	$2,457,176	$2,457,176
Jeremy J. Welter
Service-based awards	$—	$783,446	$783,446
Performance-based awards	1,311,550	1,311,550	1,311,550

Total	$1,311,550	$2,094,996	$2,094,996
Mark L. Nunneley
Service-based awards	$—	$435,160	$435,160
Performance-based awards	468,308	468,308	468,308

Total	$468,308	$903,468	$903,468

(1)
Values assume that the outstanding performance-based awards are paid out at the target level, other than the performance LTIPs, which assume the maximum level.

(2)
Values assume that the outstanding performance-based awards are paid out at the target level, other than the performance LTIPs, which assume the maximum level. Additionally, this column includes the value of the PSUs and performance LTIPs that would vest upon a change in control of the Company, as set forth in the column entitled "Change in Control (No Termination)."

(3)
Values assume that the outstanding performance-based awards are paid out at the target level, other than the performance LTIPs, which assume the maximum level.

(4)
Mr. Brooks passed away on March 29, 2018, on which date all of his outstanding equity awards immediately vested in accordance with their terms. Therefore, the only amounts shown in this table are related to the value of such equity vesting to which Mr. Brooks actually became entitled on the date of his death.

PROPOSAL NUMBER TWO—ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

        We are providing stockholders an opportunity to cast a non-binding advisory vote on executive compensation (sometimes referred to as "say on pay"). This proposal allows the Company to obtain the views of stockholders on the design and effectiveness of our executive compensation program. Your advisory vote will serve as an additional tool to guide the Compensation Committee and our Board in continuing to improve the alignment of our executive compensation programs with the interests of the Company and our stockholders.

        Section 14A of Exchange Act and related SEC rules require that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules. We must provide this opportunity to our stockholders at least once every three years; however, following the recommendation of our stockholders, our Board has chosen to hold this vote every year.

        In deciding how to vote on this proposal, the Board encourages you to read the Compensation Discussion & Analysis section beginning on page 31 of this proxy statement. The Board recommends that stockholders vote "FOR" approval of the following resolution:

  "RESOLVED, that the Company's stockholders hereby approve, on an advisory basis, the compensation of the named executive officers of Ashford Hospitality Trust, Inc. as disclosed in the Company's proxy statement for the 2019 annual meeting of stockholders, in accordance with the SEC's compensation disclosure rules."

        Because your vote is advisory in nature, it will not have any effect on compensation already paid or awarded to any of our executive officers and will not be binding on our Board. However, the Compensation Committee will take into account the outcome of this advisory vote when considering future executive compensation decisions.

The Board unanimously recommends a vote FOR approval of Proposal Number Two, advisory approval of our executive compensation.

 PROPOSAL NUMBER THREE—RATIFICATION OF THE APPOINTMENT OF
BDO USA, LLP AS OUR INDEPENDENT AUDITORS

        We are asking our stockholders to ratify our Audit Committee's appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019. BDO USA, LLP has audited our financial statements as of and for the years ended December 31, 2018, 2017 and 2016. Stockholder ratification of the selection of BDO USA, LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. However, our Board is submitting the selection of BDO USA, LLP to our stockholders for ratification as a matter of good corporate governance practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

        Our Audit Committee is responsible for appointing, retaining, setting the compensation of, and overseeing the work of our independent registered public accounting firm. Our Audit Committee pre-approves all audit and non-audit services provided to us by our independent registered public accounting firm. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. The Audit Committee has delegated pre-approval authority to its chairperson when expedition of services is necessary. The independent registered public accounting firm and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee approved all fees paid to BDO USA, LLP since their appointment with no reliance placed on the de minimis exception established by the SEC for approving such services.

Audit Committee Report

        Our Audit Committee is governed by a written charter adopted by our Board and is composed of three independent directors, each of whom has been determined by our Board to be independent in accordance with the rules of the NYSE.

        The following is our Audit Committee's report in its role as the overseer of the integrity of our financial statements, the financial reporting process, our independent auditor's performance, including their qualification and independence, and our compliance with legal and regulatory requirements. In carrying out its oversight responsibilities, our Audit Committee is not providing any expert or special assurance as to our financial statements or any professional certification as to the outside auditor's work. This report shall not be deemed to be soliciting material or to be filed with the SEC under the Securities Act of 1933, as amended, or the Exchange Act or incorporated by reference in any document so filed.

        The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The Audit Committee meetings include, whenever appropriate, executive sessions with the independent auditors and with the Company's internal auditors, in each case without the presence of management.

        The Audit Committee has reviewed and discussed the consolidated financial statements of the Company as of and for the year ended December 31, 2018 with management of the Company and BDO USA, LLP, the Company's independent registered public accounting firm. Management is responsible for the preparation, presentation and integrity of the Company's consolidated financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of the Company's disclosure controls and procedures; evaluating the effectiveness of the Company's internal control over financial reporting; and evaluating any change in internal controls over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. BDO USA, LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States, as well as expressing an opinion on the effectiveness of the Company's internal control over financial reporting.

        Management, with the involvement of our Chief Executive Officer and Chief Financial Officer, has completed an evaluation of the Company's system of internal control over financial reporting as of the December 31, 2018 in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. Upon completion of that evaluation, management provided the Audit Committee with, and the Audit Committee reviewed, a written report on the effectiveness of our internal control over financial reporting provided by management. The Audit Committee also reviewed the report of management contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed with the SEC, as well as BDO USA, LLP's Report of Independent Registered Public Accounting Firm included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2018 related to its audit of (i) the consolidated financial statements and (ii) the effectiveness of internal control over financial reporting. The Audit Committee continues to oversee our efforts related to its internal control over financial reporting and management's preparation for the evaluation in fiscal year 2019.

        The Audit Committee has discussed with BDO USA, LLP the matters required to be discussed with the independent auditors pursuant to Public Company Accounting Oversight Board Auditing Standard No. 1301 (Communication with the Audit Committees), including the quality of our accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee has received the written disclosures and letter from BDO USA, LLP to the Audit Committee required by the applicable requirements of the Public Company Accounting Oversight Board regarding BDO USA, LLP's communications with the Audit Committee concerning independence, and has discussed with BDO USA, LLP its independence.

        Taking all of these reviews and discussions into account, the undersigned Audit Committee members recommended to the Board that the Board approve the inclusion of our audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, for filing with the SEC.

AUDIT COMMITTEE Sheri L. Pantermuehl, Chair Frederick J. Kleisner Alan L. Tallis

Auditor Fees

        Services provided by BDO USA, LLP included the audits of the annual consolidated financial statements of the Company and our subsidiaries. Services also included the review of unaudited quarterly consolidated financial information in accordance with PCAOB standards, review and consultation regarding filings with the SEC and the Internal Revenue Service, and consultation on financial and tax accounting and reporting matters. During the years ended December 31, 2018 and 2017, aggregate fees incurred related to our principal accountants, BDO USA, LLP consisted of the following:

	Year Ended December 31,	Year Ended December 31,
	2018	2017
Audit Fees	$1,347,948	$1,288,780
Audit-Related Fees	19,008	27,338
Tax Fees	—	—
All Other Fees	—	—

Total	$1,366,956	$1,316,118

        "Audit Fees" include fees and related expenses for professional services rendered in connection with audits of our annual financial statements and the financial statements of certain of our subsidiaries, reviews of our unaudited quarterly financial information, reporting on the effectiveness of our internal controls over financial reporting and reviews and consultation regarding financial accounting and reporting matters. This category also includes fees for services that generally only the auditor reasonably can provide, such as statutory audits, comfort letters, consents, and assistance with review of our filings with the SEC.

        "Audit-Related Fees" include fees and related expenses for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not Audit Fees.

        "Tax Fees" include fees and related expenses billed for tax compliance services and federal and state tax advice and planning.

        "All Other Fees" include fees and related expenses for products and services that are not Audit Fees, Audit-Related Fees or Tax Fees.

        Representatives of BDO USA, LLP will be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

The Board unanimously recommends a vote FOR approval of Proposal Number Three, the ratification of the appointment of BDO USA, LLP as our independent auditors for the fiscal year ending December 31, 2019.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

        The following table sets forth information as of March 8, 2019 regarding the ownership of our equity securities by (i) each person known to us who beneficially owns, directly or indirectly, more than five percent of our outstanding shares of voting stock, (ii) each of our directors and our named executive officers (other than our former Chief Transaction Officer, General Counsel and Secretary, who passed away on March 29, 2018) and (iii) all of our directors and executive officers as a group. In accordance with SEC rules, each listed person's beneficial ownership includes: (i) all shares the person owns beneficially; (ii) all shares over which the person has or shares voting or dispositive control; and (iii) all shares the person has the right to acquire within 60 days. Unless otherwise indicated, each person or entity named below has sole voting and investment power with respect to all shares of our voting stock shown to be beneficially owned by such person or entity. As of March 8, 2019, we had an aggregate of 102,333,180 shares of voting stock outstanding, consisting of 102,333,180 shares of our common stock. Except as indicated in the footnotes to the table below, the address of each person listed below is the address of our principal executive office, 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254.

Security Ownership of Management and Directors

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
Monty J. Bennett	6,982,922	(3)	6.5%
Benjamin J. Ansell, M.D.	239,462		*
Amish Gupta	48,088		*
Kamal Jafarnia	55,484		*
Frederick J. Kleisner	25,027		*
Sheri L. Pantermuehl	—		*
Alan L. Tallis	268,350		*
Deric S. Eubanks	600,227		*
Mark L. Nunneley	1,146,862		1.1%
Douglas A. Kessler	2,416,663		2.3%
J. Robison Hays, III	598,880		*
Jeremy J. Welter	432,442		*

All executive officers and directors as a group (13 persons)	12,911,598		11.6%

*
Denotes less than 1.0%.

(1)
Assumes that all common units of our operating partnership held by such person or group of persons are redeemed for common stock based on the applicable exchange ratio as of March 8, 2019, which was one share of our common stock per common unit, and includes all restricted stock grants made since our initial public offering through March 8, 2019. All such stock grants typically vest over a period of time generally commencing on the date of their issuance. The number includes LTIP units in our operating partnership that have achieved economic parity with the common units as of March 8, 2019 but excludes any LTIP units (including performance LTIPs) issued subsequent to March 8, 2019 or that have not yet achieved economic parity or PSUs, LTIP units or performance LTIPs that have not yet vested. All LTIP units that have achieved economic parity with the common units are, subject to certain time-based and/or performance-based vesting requirements, convertible into common units, which may be redeemed for either cash or, at our sole discretion, up to one share of our common stock.

(2)
As of March 8, 2019, there were outstanding and entitled to vote 102,333,180 shares of common stock. The total number of shares outstanding used in calculating the percentage for each person assumes that operating partnership common units held by such person and LTIP units held by such person that have achieved economic parity with the common units are redeemed for common stock, using the conversion ratio effective as of the record date, but none of the operating partnership units held by other persons are redeemed for common stock.

(3)
Includes 943,143 common units held directly by Ashford Financial Corporation, 50% of which is owned by Mr. Monty J. Bennett. Mr. Monty J. Bennett disclaims beneficial ownership in excess of his pecuniary interest in such common units.

Security Ownership of Certain Beneficial Owners

        The following table sets forth information as of March 8, 2019 regarding the ownership of our equity securities by the persons known to Ashford Trust to be the beneficial owners of five percent or more of our common stock (our only voting securities), by virtue of the filing of a Schedule 13D or Schedule 13G with the SEC. To our knowledge, other than as set forth in the table below, there are no persons owning more than five percent of any class of Ashford Trust's common stock. Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power.

Title of Securities	Name of Stockholder	Number of Shares Beneficially Owned		Percent of Class(1)
Common Stock	The Vanguard Group, Inc.	15,772,769	(2)	15.4%
Common Stock	Blackrock, Inc.	9,006,331	(3)	8.8%
Common Stock	Renaissance Technologies LLC	6,521,475	(4)	6.4%
Common Stock	Monty J. Bennett	6,982,922	(5)	6.8%

(1)
As of March 8, 2019, there were outstanding and entitled to vote 102,333,180 shares of common stock.

(2)
Based on information provided by The Vanguard Group, Inc. ("Vanguard Group") in an amendment to its Schedule 13G filed with the SEC on December 31, 2018. Per its Schedule 13G, Vanguard Group has sole voting power over 177,834 of such shares, shared voting power over 144,424 of such shares, sole power to dispose of 15,547,982 of such shares and shared power to dispose of 224,787 of such shares. Includes 80,363 shares of common stock held by Vanguard Fiduciary Trust Company and 241,895 shares of common stock held by Vanguard Investments Australia, Ltd. The principal business address of Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(3)
Based on information provided by Blackrock, Inc. in an amendment to Schedule 13G filed with the SEC on December 31, 2018. Per its Schedule 13G, Blackrock, Inc. has sole voting power of 8,660,985 of such shares and sole dispositive power over 9,006,331 such shares. The principal business address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(4)
Based on information provided by Renaissance Technologies LLC in its Schedule 13G filed with the SEC on February 12, 2019. Per its Schedule 13G, Renaissance Technologies LLC has sole voting power of 6,521,475 of such shares and sole dispositive power over 6,485,475 such shares. The principal business address of Renaissance Technologies LLC is 800 Third Avenue, New York, New York 10022.

(5)
The total number of shares of the Company's common stock outstanding used in calculating the percentage assumes that operating partnership units held by this person, including LTIP units that have achieved economic parity with our common stock, are converted into common stock but none of the operating units held by other people is converted into common stock. Each of Mr. Archie Bennett, Jr. and Mr. Monty J. Bennett owns a portion of their shares indirectly. Also, the amount reported for Mr. Monty J. Bennett includes shares previously held by MJB Operating, LP, which have been transferred to MJB Investments, LP.

Section 16(a) Beneficial Ownership Reporting Compliance

        To our knowledge, based solely on review of the copies of Forms 3, 4 and 5 furnished to us and the written representations of our directors and executive officers, for the year ended December 31, 2018, other than as disclosed herein, all of our directors, executive officers and beneficial owners of more than 10% of our common stock were in compliance with the Section 16(a) filing requirements.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

        This section of the proxy statement describes certain relationships and related person transactions we have that could give rise to conflicts of interest. A "related transaction" is any transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships, since the beginning of our last fiscal year or currently proposed, in which: (i) our Company was or is to be a participant, (ii) the amount involved exceeds $120,000, and (iii) any related person had or will have a direct or indirect material interest.

        A "related person" means: (i) any director, director nominee or executive officer of the Company, (ii) any person known to the Company to be the beneficial owner of more than 5% of its outstanding voting stock at the time of the transaction, (iii) any immediate family member of either of the foregoing, or (iv) a firm, corporation or other entity in which any of the foregoing is a partner or principal or in a similar position or in which such person has at least a 10% equity interest.

Conflict of Interest Policies

        We take conflicts of interest seriously and aim to ensure that transactions involving conflicts or potential conflicts are thoroughly examined and only approved by independent Board members.

        Because we could be subject to various conflicts of interest arising from our relationships with our advisor, Braemar, Remington, Ashford Investment Management, LLC ("AIM"), their respective affiliates and other parties, to mitigate any potential conflicts of interest, we have adopted a number of policies governing conflicts of interest. As described further in "Board of Directors and Committees—Board Member Independence" above, our bylaws require that, at all times, a majority of our Board be independent directors, and our corporate governance guidelines require that two-thirds of our Board be independent directors at all times that we do not have an independent chairman.

        Our corporate governance guidelines provide that, in order to mitigate potential conflicts of interest, any waiver, consent, approval, modification, enforcement, or elections which the Company may make pursuant to any agreement between the Company, on the one hand, and any of the following entities, on the other hand, shall be within the exclusive discretion and control of a majority of the independent directors: (a) Braemar or any of its subsidiaries; (b) Ashford Inc. or any of its subsidiaries; (c) Remington, any of its subsidiaries, or any other entity controlled by Mr. Monty J. Bennett and/or Mr. Archie Bennett, Jr.; and (d) any other entity advised by Ashford Inc. or its subsidiaries.

        Additionally, our Board has adopted our code of business conduct and ethics, which includes a policy for review of any transactions in which an individual's private interests may interfere or conflict in any way with the interests of the Company. Pursuant to the code of business conduct and ethics, employees must report any actual or potential conflict of interest involving themselves or others to our Executive Vice President, General Counsel and Secretary. Directors must make such report to our Executive Vice President, General Counsel and Secretary or the Chairman of the Nominating and Corporate Governance Committee. Officers must make such report to the Chairman of the Nominating and Corporate Governance Committee.

        Our Related Party Transactions Committee is a committee composed of two independent directors and is tasked with reviewing any transaction in which our officers, directors, Ashford Inc. or Braemar or their officers, directors or respective affiliates have an interest, including our advisor or any other related party and their respective affiliates, before recommending approval by a majority of our independent directors. The Related Party Transactions Committee can deny a new proposed transaction or recommend for approval to the independent directors. Also, the Related Party Transactions Committee periodically reviews and reports to independent directors on past approved related party transactions. Finally, our directors also are subject to provisions of Maryland law that address transactions between Maryland corporations and our directors or other entities in which our directors have a material financial interest. Such transactions may be voidable under Maryland law, unless certain safe harbors are met. Our charter contains a requirement, consistent with one such safe harbor, that any transaction or agreement involving us, any of our wholly owned subsidiaries or our operating partnership and a director or officer or an affiliate or associate of any director or officer requires the approval of a majority of disinterested directors.

Our Relationship and Agreements with Ashford Inc. and its Subsidiaries

        On November 12, 2014, we completed a spin-off of our asset management and advisory business from our hospitality investment business into Ashford Inc., and we continue to own approximately 25.0% of Ashford Inc. In connection with that spin-off, we entered into an advisory agreement with Ashford Inc., pursuant to which Ashford Inc. (through its operating company, Ashford LLC) serves as our advisor and is responsible for implementing our investment strategies and decisions and managing our day-to-day operations, in each case subject to the supervision and oversight of our Board. Ashford Inc. may also perform similar services for new or existing platforms created by us, Ashford Inc. or Braemar. In addition, we have entered into other agreements with Ashford Inc. and its subsidiaries, which are described below.

        Our Chairman, Mr. Monty J. Bennett, also serves as Chairman and Chief Executive Officer of Ashford Inc. As of March 8, 2019, Mr. Monty J. Bennett may be deemed to beneficially own approximately 995,798 shares of Ashford Inc.'s common stock (consisting of common stock, vested options to purchase common stock, and common units in Ashford Inc.'s operating company which are redeemable for cash or, at the option of Ashford Inc., for shares of Ashford Inc.'s common stock on a one-for-one basis, and inclusive of approximately 678,572 shares of Ashford Inc.'s common stock issuable in the aggregate upon conversion of 3,800,000 shares of Ashford Inc.'s Series B Cumulative Convertible Preferred Stock (the "Series B Convertible Preferred Stock") beneficially owned by Mr. Monty J. Bennett as of such date, each of which shares of Series B Convertible Preferred Stock is convertible into shares of Ashford Inc. common stock at a conversion ratio equal to the liquidation price of a share of Series B Convertible Preferred Stock (which is $25) divided by $140). In accordance with SEC rules, Mr. Monty J. Bennett may be deemed to beneficially own approximately 30.7% of Ashford Inc.'s common stock.

        As of March 8, 2019, Mr. Monty J. Bennett's father, Mr. Archie Bennett, Jr., our Chairman Emeritus, is deemed to beneficially own approximately 806,782 shares of Ashford Inc.'s common stock (consisting of common stock and common units in Ashford Inc.'s operating company redeemable for cash or, at the option of Ashford Inc., into shares of Ashford Inc.'s common stock on a one-for-one basis, inclusive of approximately 714,286 shares of Ashford Inc.'s common stock issuable in the aggregate upon conversion of 4,000,000 shares of Ashford Inc.'s Series B Convertible Preferred Stock beneficially owned by Mr. Archie Bennett, Jr. as of such date). In accordance with SEC rules, Mr. Archie Bennett, Jr. may be deemed to beneficially own approximately 25.3% of Ashford Inc.'s common stock.

        All of our executive officers are executive officers of Ashford Inc. and we have one common director with Ashford Inc., Mr. Monty J. Bennett, Chairman of our Board and Chairman of Ashford Inc. As of March 8, 2019, our directors and executive officers and their immediate family members (other than Mr. Monty J. Bennett, who is our Chairman, and Mr. Archie Bennett, Jr., who is our Chairman Emeritus and Mr. Monty J. Bennett's father, each of whose beneficial ownership in Ashford Inc. is disclosed above) collectively may be deemed to beneficially own 228,607 shares of Ashford Inc.'s common stock. In accordance with SEC rules, our directors and executive officers and their immediate family members (other than Mr. Monty J. Bennett and Mr. Archie Bennett, Jr.) may be deemed to beneficially own approximately 8.7% of Ashford Inc.'s common stock.

        The fees due to Ashford Inc. and its subsidiaries pursuant to the agreements described below are paid by us to Ashford Inc. or its subsidiaries, and Mr. Monty J. Bennett, Mr. Archie Bennett, Jr., our directors and executive officers and their immediate family members will benefit, as stockholders of Ashford Inc., from the payment by us of such fees to Ashford Inc. or its subsidiaries.

  Advisory Agreement

        Our advisory agreement with Ashford Inc. has an initial ten-year term, which expires on June 10, 2025. The advisory agreement is automatically renewed for successive five-year terms after its expiration unless terminated either by us or Ashford Inc. Ashford Inc. is entitled to receive from us, on a monthly basis, an annual base fee, in an amount equal to 1/12th of (i) 0.70% or less of our total market capitalization plus (ii) a net asset fee adjustment (as described below), subject to a minimum monthly fee. The net asset fee adjustment is an amount equal to (i) the product of the Sold Non-ERFP Asset Amount (as more particularly defined in the advisory agreement, but generally equal to the net sales prices of real property (other than any hotel assets purchased pursuant to the enhanced return funding program described below) sold or disposed of after the date of the Enhanced Return Funding Program Agreement, commencing with and including the first such sale) and 0.70% plus (ii) the product of the Sold ERFP Asset Amount (as more particularly defined in the advisory agreement, but generally equal to the net sales prices of hotel assets purchased pursuant to the enhanced return funding program described below and then sold or disposed of by us after the date of the Enhanced Return Funding Program Agreement, commencing with and including the first such sale) and 1.07%. As a result of these provisions, in the event that we dispose of hotel properties in the future, we will continue to pay advisory fees to Ashford Inc. in respect of hotel properties that we have sold. Ashford Inc. may also be entitled to receive an incentive fee from us based on our performance, as measured by our total annual stockholder return compared to a defined peer group. For the year ended December 31, 2018, we paid Ashford Inc. a base fee of approximately $35.5 million. In January 2018, pursuant to the advisory agreement, we paid Ashford Inc. a one-third installment (approximately $1.8 million) of the incentive fee incurred (approximately $5.4 million) with respect to 2016.

        In addition, Ashford Inc. is entitled to receive directly or to be reimbursed, on a monthly basis, for all expenses paid or incurred by Ashford Inc. or its affiliates on our behalf or in connection with the services provided by Ashford Inc. pursuant to the advisory agreement, which includes our pro rata share of Ashford Inc.'s office overhead and administrative expenses incurred in providing its duties under the advisory agreement. For the year ended December 31, 2018, we reimbursed Ashford Inc. for expenses paid or incurred on our behalf totaling approximately $8.4 million.

        Our Board has the authority to make annual equity awards to Ashford Inc. or directly to its employees, officers, consultants and non-employee directors, based on our achievement of certain financial and other hurdles established by our Board. For the year ended December 31, 2018, we paid equity-based compensation to employees and officers of Ashford Inc., some of whom were also our executive officers, totaling approximately $25.2 million.

        Ashford Inc. is also entitled to receive a termination fee from us under certain circumstances upon the termination of our advisory agreement, and upon certain events that would if consummated result in a change of control of us, to escrow funds that belong to us to secure our obligation to pay the termination fee. In the event the termination fee is payable under our advisory agreement, we will be required to pay Ashford Inc. or its subsidiaries a termination fee equal to: (a) 1.1 multiplied by the greater of (i) 12 times the net earnings of Ashford Inc. for the 12-month period preceding the termination date of the advisory agreement; (ii) the earnings multiple (calculated as Ashford Inc.'s total enterprise value on the trading day immediately preceding the day the termination notice is given to Ashford Inc. divided by Ashford Inc.'s most recently reported adjusted EBITDA) for Ashford Inc.'s common stock for the 12-month period preceding the termination date of the advisory agreement multiplied by the net earnings of Ashford Inc. for the 12-month period preceding the termination date of the advisory agreement; or (iii) the simple average of the earnings multiples for each of the three fiscal years preceding the termination of the advisory agreement (calculated as Ashford Inc.'s total enterprise value on the last trading day of each of the three preceding fiscal years divided by, in each case, Ashford Inc.'s adjusted EBITDA for the same periods), multiplied by the net earnings of Ashford Inc. for the 12-month period preceding the termination date of the advisory agreement; plus (b) an additional amount such that the total net amount received by Ashford Inc. after the reduction by state and federal income taxes at an assumed combined rate of 40% on the sum of the amounts described in (a) and (b) shall equal the amount described in (a).

        In accordance with our advisory agreement, our advisor, or entities in which our advisor has an interest, have a right to provide products or services to our hotels at market rates, provided such transactions are evaluated and approved by our independent directors. We believe that this arrangement gives us a competitive advantage, as our advisor's relationships with such product and service providers often results in preferred pricing, premium service, and other benefits for our hotels. We also anticipate that this arrangement will facilitate better long-term quality control and accountability.

        If our advisor is requested, by our independent directors, to perform services outside the scope of the advisory agreement, we are obligated to pay separately for such services.

  Enhanced Return Funding Program Agreement

        On June 26, 2018, we entered into the Enhanced Return Funding Program Agreement and Amendment No. 1 to the Amended and Restated Advisory Agreement with our advisor. The independent members of our Board and the independent directors of the board of directors of Ashford Inc., with the assistance of separate and independent legal counsel, engaged to negotiate the Enhanced Return Funding Program Agreement on our behalf and Ashford Inc.'s behalf, respectively. Under the Enhanced Return Funding Program Agreement, Ashford Inc. agreed to provide $50 million to us in connection with our acquisition of hotels recommended by Ashford Inc., with the option to increase the funding commitment to up to $100 million upon mutual agreement by the parties. Ashford Inc. is obligated to provide us 10% of the acquired hotel's purchase price in exchange for furniture, fixtures and equipment ("FF&E"), which is subsequently leased to us rent-free. In connection with our acquisition of the Hilton Old Town Alexandria and La Posada de Santa Fe in 2018, and subject to the terms of the Enhanced Return Funding Program Agreement, Ashford Inc. was obligated to provide us with approximately $16.1 million in exchange for FF&E at our properties. The $16.1 million of FF&E in respect of the Hilton Old Town Alexandria and La Posada de Santa Fe acquisitions was purchased by Ashford Inc. and leased to us with an effective date of December 31, 2018. In connection with our acquisitions of the Embassy Suites New York Midtown Manhattan on January 22, 2019 and the Hilton Santa Cruz/Scotts Valley on February 26, 2019, Ashford Inc. is also obligated to provide us with approximately $19.5 million and $5.0 million, respectively in exchange for FF&E at our properties. As a result of the acquisitions of the Hilton Alexandria Old Town, La Posada de Santa Fe, the Embassy Suites New York Midtown Manhattan and the Hilton Santa Cruz/Scotts Valley, Ashford Inc. has a remaining commitment to provide approximately $9.4 million in ERFP fundings to us in respect of its initial $50 million commitment.

  Project Management Agreement

        In connection with Ashford Inc.'s August 8, 2018 acquisition of Remington's project management business, we entered into a project management agreement with Premier (an indirect subsidiary of Ashford Inc.), pursuant to which Premier provides project management services to our hotels, including construction management, interior design, architectural services, and the purchasing, freight management, and supervision of installation of furniture, fixtures and equipment, and related services. From and after August 8, 2018, pursuant to the project management agreement, we paid Premier:

(a) project management fees of up to 4% of project costs; and (b) market service fees at current market rates with respect to construction management, interior design, architectural services, FF&E purchasing, FF&E expediting/freight management, FF&E warehousing, and FF&E installation and supervision. The amount of project management and market service fees incurred by us to Premier from August 8, 2018 through December 31, 2018 was approximately $7.7 million.

  Project Management Mutual Exclusivity Agreement

        Also, in connection with Ashford Inc.'s August 8, 2018 acquisition of Remington's project management business, we and our operating partnership entered into a mutual exclusivity agreement with Premier, pursuant to which we have a first right of refusal to purchase lodging investments identified by Premier and any of its affiliates that meet our investment criteria. We also agreed to hire Premier or its affiliates for the development and construction, capital improvement, refurbishment, and/or project management or other services in connection with any acquisition or investment by us in a hotel, unless our independent directors either (i) unanimously vote not to engage Premier, or (ii) based on special circumstances or past performance, by a majority vote elect not to engage Premier because they have determined, in their reasonable business judgment, that it would be in our best interest not to engage Premier or that another manager or developer could perform the duties materially better.

  Agreement with AIM

        Effective January 19, 2017, we entered into an agreement with AIM, an indirect subsidiary of Ashford Inc., pursuant to which AIM manages all or a portion of our excess available cash. This cash management strategy allows us to potentially realize a higher return on otherwise idle accounts while maintaining the flexibility to access cash when we need it. We reimburse our advisor for the costs of implementing such cash management strategy, which, during 2018, totaled approximately $1.2 million. As of December 31, 2018, AIM managed approximately $124 million under this arrangement.

  Ashford Inc. Interest in Certain Entities

        The table below sets forth the entities in which Ashford Inc. had an interest as of December 31, 2018 with which we or our hotel properties contracted for products and services, the approximate amounts paid or retained by us for those services, Ashford Inc.'s interests in such entities (excluding the impact of the 0.2% minority interest in Ashford Hospitality Holdings LLC, a subsidiary of

Ashford Inc., not held by Ashford Inc.), and the number of board seats Ashford Inc. has on such companies' boards, such board seats being filled by directors or officers of us and/or Ashford Inc.

Company	Product or Service	Amounts Paid by/(Retained by) Us for Products or Services in 2018	Ashford Inc. Interest	Ashford Inc. Board Seats/ Board Seats Available
OpenKey(1)	Mobile key app	$105,000	45.6%	1/3
Pure Wellness(2)	Hypoallergenic premium rooms	$2,436,000	70.0%	2/3
Lismore Capital(3)	Debt placement services	$5,094,000	100.0%	N/A
J&S Audio Visual(4)	Audiovisual services	$(3,569,000)	85.0%	2/3
J&S Audio Visual(4)	Audiovisual equipment	$925,000	85.0%	2/3
AIM	Cash management services	$1,156,000	100.0%	N/A
Ashford LLC	Insurance claims services	$76,000	100.0%	N/A
Premier(5)	Project management services	$7,677,000	100.0%	N/A

(1)
As of December 31, 2018, Ashford Trust held a 16.3% noncontrolling interest in OpenKey, Inc. ("OpenKey"), and Braemar held an 8.2% noncontrolling interest in OpenKey. Ashford Inc., Ashford Trust, and Braemar invested $1.3 million, $667,000 and $2.0 million, respectively, in OpenKey during the year ended December 31, 2018. On February 6, 2019, Ashford Inc., Ashford Trust, and Braemar invested an additional $845,000, $299,000 and $156,000, respectively, in OpenKey resulting in ownership of 46.6%, 16.6%, and 8.4%, respectively, after the investments. In addition, Mr. Welter, our Chief Operating Officer, has been issued 75,000 options outstanding pursuant to OpenKey's 2015 stock plan, equating to an approximate 0.5% ownership in OpenKey. Pursuant to the Voting Agreement, dated as of March 8, 2016, Ashford Lending Corporation or its affiliates may designate one member of the board of directors of OpenKey, and the holders of a majority of OpenKey's Voting Series A Preferred Stock not held by any affiliate of Ashford Inc. may appoint an additional director.

(2)
On April 6, 2017, a subsidiary of Ashford Inc. acquired substantially all of the assets and certain liabilities of PRE Opco, LLC, a New York limited liability company that provides hypoallergenic premium room services to hotels and other venues, including hotels owned by us and our affiliates.

(3)
On June 13, 2017, Lismore Capital LLC, a wholly-owned subsidiary of our advisor, was formed in order to offer debt placement services to us, our affiliates and third parties.

(4)
On November 1, 2017, a subsidiary of Ashford Inc. acquired an 85% controlling interest in a privately held company that conducts the business of J&S Audio Visual ("J&S") in the United States, Mexico, and the Dominican Republic. J&S provides integrated suites of audio visual services including show and event services, creative services and design and integration services to its customers in various venues including hotels and convention centers in the United States, Mexico, and the Dominican Republic. J&S primarily contracts directly with third-party customers to whom it provides audio visual services. The gross revenue from these customers is generally collected by the hotels and the hotels retain an agreed commission and then remit the balance to J&S. The amount above reflects the commission "retained by" Ashford Trust hotels. Ashford Trust also used J&S as an agent to purchase certain audiovisual equipment at cost during the year ended December 31, 2018. On March 1, 2019, J&S acquired a privately-held company that conducts the business of BAV Services in the United States ("BAV") for approximately $9.0 million, excluding contingent consideration and transaction costs. BAV is an audio visual rental, staging, and production company, focused on meeting and special event services. As a result of the acquisition, Ashford Inc.'s ownership interest in J&S increased from 85% to approximately 88%.

(5)
On August 8, 2018, Ashford Inc. completed the acquisition of Premier, the project management business formerly conducted by certain affiliates of Remington, for a total transaction value of $203 million. The purchase price was paid by issuing 8,120,000 shares of Ashford Inc.'s Series B Convertible Preferred Stock to the sellers of Premier, primarily MJB Investments, LP (which is wholly-owned by Mr. Monty J. Bennett, our Chairman and the Chief Executive Officer and Chairman of Ashford Inc.), and his father Mr. Archie Bennett, Jr., our Chairman Emeritus. Each share of Series B Convertible Preferred Stock is convertible at any time and from time to time, in full or partially, into our common stock at a conversion ratio equal to the liquidation preference of a share of Series B Convertible Preferred Stock (which is $25), divided by $140. As a result, the 8,120,000 shares of Series B Convertible Preferred Stock are convertible into an aggregate of 1,450,000 shares of common stock.

Our Relationship and Agreements with Remington

        Our Chairman, Mr. Monty J. Bennett, is also the Chief Executive Officer of Remington and, together with his father, our Chairman Emeritus, Mr. Archie Bennett, Jr., beneficially owns 100% of Remington Holdings, L.P. ("Remington Holdings"), which wholly owns Remington. Mr. Monty J. Bennett and Mr. Archie Bennett, Jr. will benefit, as the owners of Remington, to the extent we make payments or give other benefits to Remington or its subsidiaries pursuant to the arrangements described below.

  Property Management Agreement

        Our operating partnership has an amended and restated master hotel management agreement with Remington, pursuant to which Remington operates and manages a significant number of our hotels. The amount of management fees for the properties managed by Remington for the year ended December 31, 2018 was approximately $30.9 million. The fees due to Remington under the management agreement include property management fees and other fees. The amount of project management fees with respect to the properties project-managed by Remington for the period from January 1, 2018 to August 7, 2018, when Remington sold its project management business to Ashford Inc., was $11.1 million.

  Property Management Mutual Exclusivity Agreement

        Further, we and our operating partnership have an amended and restated mutual exclusivity agreement with Remington and Remington Holdings and our Chairman, Mr. Monty J. Bennett, and his father, our Chairman Emeritus, Mr. Archie Bennett, Jr., pursuant to which we have a first right of refusal to purchase lodging investments identified by Remington that do not meet the investment criteria of Braemar. We also agreed to hire Remington or its affiliates for the management of any hotel which is part of an investment we elect to pursue, unless our independent directors either (i) unanimously vote not to engage Remington, or (ii) based on special circumstances or past performance, by a majority vote elect not to engage Remington because they have determined, in their reasonable business judgment, that it would be in our best interest not to engage Remington or that another manager or developer could perform the duties materially better.

Our Relationship and Agreements with Braemar

        In November 2013, we completed a taxable pro-rata distribution of our subsidiary, Braemar, to our stockholders. Until July 2015, our operating subsidiary owned approximately 15% of the outstanding common units of the Braemar operating partnership, which were redeemable for shares of common stock of Braemar on a one-for-one basis. In July 2015, our operating subsidiary completed a distribution of these common units to its limited partners, including us, we sought redemption of the common units to shares of common stock of Braemar, and completed a pro rata, taxable dividend of the common stock of Braemar to our stockholders. Following this transaction, we no longer own any securities of Braemar.

        All of our executive officers are executive officers of Braemar (with the exception of our President and Chief Executive Officer, Mr. Douglas A. Kessler, who is not an executive officer of Braemar) and we have one common director with Braemar, Mr. Monty J. Bennett, Chairman of our Board and Chairman of Braemar. As of March 8, 2019, our directors and executive officers and their immediate family members (including Mr. Monty J. Bennett, who is our Chairman, and Mr. Archie Bennett, Jr., who is our Chairman Emeritus and Mr. Monty J. Bennett's father) collectively may be deemed to beneficially own 4,178,274 shares of Braemar's common stock (consisting of (1) common stock, (2) restricted stock, (3) common units in Braemar's operating partnership which are redeemable for common stock based on the applicable exchange ration as of March 8, 2019, which was one share of Braemar common stock per common unit and (4) LTIP units in Braemar's operating partnership that have vested and that have achieved economic parity with the common units (but excluding LTIP units (including performance LTIPs) issued subsequent to March 8, 2019, or that have not yet achieved economic parity or PSUs, LTIPs or performance LTIPs that have not yet vested)). In accordance with SEC rules, our directors and executive officers and their immediate family members may be deemed to own approximately 11.7% of Braemar common stock.

        Our directors and executive officers and their immediate family members will benefit, as stockholders of Braemar, to the extent we make payments or give other benefits to Braemar or its subsidiaries pursuant to the arrangements described below.

  Advisory Agreement

        Pursuant to the terms of Braemar's advisory agreement with Ashford Inc., Braemar is obligated to indemnify and hold us harmless to the full extent lawful, from and against any and all losses, claims, damages or liabilities of any nature whatsoever with respect to or arising from any of our acts or omissions (including ordinary negligence) in our capacity as Braemar's advisor for the period prior to the Ashford Inc. spin-off during which we served as advisor to Braemar, except with respect to losses, claims, damages or liabilities with respect to or arising out of our gross negligence, bad faith or willful misconduct, or reckless disregard of our duties under the advisory agreement (for which we are obligated to indemnify Braemar).

  Separation and Distribution Agreement

        Pursuant to the terms of the separation and distribution agreement governing our separation from Braemar, Braemar is obligated to indemnify us against losses arising from:

  •
  any Braemar liabilities, including the failure by Braemar or its subsidiaries to pay, perform or otherwise promptly discharge any of their liabilities in accordance with their respective terms;

  •
  any breach by Braemar or its subsidiaries of any provision of the separation and distribution agreement or any ancillary agreement, subject to certain limitations; and

  •
  our continuing guaranty of (i) any debt secured by any of the initial hotel properties conveyed to Braemar in connection with the separation and distribution or (ii) any management agreement or franchise matters related to any of such initial hotel properties;

        We have agreed to indemnify Braemar and its subsidiaries against losses arising from:

  •
  any of our liabilities, including the failure by us or our subsidiaries to pay, perform or otherwise promptly discharge any of our liabilities in accordance with their respective terms;

  •
  any breach by us or our subsidiaries of any provision of the separation and distribution agreement or any ancillary agreement, subject to certain limitations; and

  •
  certain taxes of the entities that directly or indirectly, wholly or jointly, own the initial Braemar hotel properties and the related taxable REIT subsidiaries for tax periods prior to the effective date of the separation and distribution.

  Right of First Offer Agreement

        Pursuant to a right of first offer agreement, we have granted Braemar a first right to acquire certain subject hotels, to the extent our Board determines to market and sell the hotel, subject to any prior rights of the managers of the hotel or other third parties and limitations associated with certain of our hotels held in a joint venture. Likewise, Braemar has agreed to give us a right of first offer with respect to any properties that Braemar acquires in a portfolio transaction, to the extent its Board determines it is appropriate to market and sell such assets and Braemar controls the disposition, provided such assets satisfy our investment guidelines. Any such right of first offer granted to us will be subject to certain prior rights, if any, granted to the managers of the related properties or other third parties.

OTHER PROPOSALS

        Stockholder proposals intended to be presented at our 2020 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act, must be received by us no later than December 3, 2019. Such proposals also must comply with SEC regulations Rule 14a-8 regarding the inclusion of stockholder proposals in Company-sponsored proxy materials. Proposals should be addressed to the attention of Investor Relations at 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254.

        Any proposal that a stockholder intends to present at the 2020 annual meeting of stockholders other than by inclusion in our proxy statement pursuant to Rule 14a-8 must be received by us no earlier than December 3, 2019 and no later than January 2, 2020. Stockholders are advised to review our bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations, copies of which are available without charge upon request to the Corporate Secretary, Ashford Hospitality Trust, Inc., 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254.

GENERAL INFORMATION ABOUT VOTING

Solicitation of Proxies

        The enclosed proxy is solicited by and on behalf of our Board. In addition to the solicitation of proxies by use of the mail, we expect that our directors, officers and employees of our advisor may solicit the return of proxies by personal interview, telephone, e-mail or facsimile. We will not pay additional compensation to our directors, officers or the employees of our advisor for their solicitation efforts, but we will reimburse them for any out-of-pocket expenses they incur in their solicitation efforts. We also intend to request persons holding shares of our common stock in their name or custody, or in the name of a nominee, to send proxy materials to their principals and request authority for the execution of the proxies, and we will reimburse such persons for their expense in doing so. We will bear the expense of soliciting proxies for the annual meeting of stockholders, including the cost of mailing.

        We have retained MacKenzie Partners Inc. ("MacKenzie") to aid in the solicitation of proxies and to verify records relating to the solicitation. MacKenzie will receive a fee of $10,000, plus out-of-pocket expenses.

Electronic Availability of Proxy Materials

        Most stockholders can elect to view future proxy statements electronically instead of receiving paper copies in the mail. This will save us the cost of producing and mailing these documents.

        If you are a stockholder of record, you may choose electronic delivery by following the instructions provided when you vote over the Internet. If you hold our common stock through a broker, bank, trust or other holder of record, you will receive information from that entity regarding the availability of electronic delivery. If you choose to view future proxy statements and annual reports over the Internet, you will receive an e-mail message next year containing the Internet address to access our proxy statement. Your choice will remain in effect until you cancel your election. You do not have to elect Internet access each year.

Voting Securities

        Our only outstanding voting equity securities are shares of our common stock. Each share of common stock entitles the holder to one vote. As of March 18, 2019, there were 102,263,586 shares of common stock outstanding and entitled to vote. Only stockholders of record at the close of business on March 18, 2019 are entitled to notice of and to vote at the annual meeting of stockholders and any postponement or adjournment of the annual meeting.

Voting

        If you hold your common stock in your own name as a holder of record, you may instruct the proxies to vote your common stock by signing, dating and mailing the proxy card in the postage-paid envelope provided. You may also vote your common stock in person at the annual meeting of stockholders. Each stockholder may appoint only one proxy holder or representative to attend the meeting on his or her behalf.

        If your common stock is held on your behalf by a broker, bank or other nominee, you will receive instructions from them that you must follow to have your common stock voted at the annual meeting of stockholders.

Counting of Votes

        A quorum will be present at the annual meeting if the stockholders entitled to cast a majority of all the votes entitled to be cast at the annual meeting on any matter are present in person or by proxy. If you have returned valid proxy instructions or if you hold your shares in your own name as a holder of record and attend the annual meeting of stockholders in person, your shares will be counted for the purpose of determining whether there is a quorum. If a quorum is not present, the annual meeting of stockholders may be adjourned by the chair of the meeting until a quorum has been obtained.

        In an uncontested election, a nominee for director shall be elected if the votes cast for such nominee's election exceed the votes cast against such nominee's election (with abstentions and broker nonvotes not counted as a vote cast either for or against that director's election) (Proposal 1). Each share may be voted for as many individuals as there are directors to be elected and for whose election the share is entitled to be voted. Cumulative voting is not permitted.

        The affirmative vote of a majority of all of the votes cast at the annual meeting will be required for approval, on an advisory basis, of the Company's executive compensation (Proposal 2), to ratify the appointment of BDO USA, LLP as our independent auditors for the year ending December 31, 2019 (Proposal 3) and for any other matter that may properly come before the stockholders at the meeting.

        If you are the beneficial owner of shares held in the name of a broker, trustee or other nominee and do not provide that broker, trustee or other nominee with voting instructions, your shares may constitute "broker nonvotes." The election of directors (Proposal 1) and the advisory compensation proposal (Proposal 2) are non-routine items under the rules of the NYSE and shares may not be voted on this matter by brokers, banks or other nominees who have not received specific voting instructions from the beneficial owner of the shares. It is therefore important that you provide instructions to your broker so that your shares will be voted for purposes of Proposals 1 and 2. The ratification of the appointment of BDO USA, LLP as our independent auditors (Proposal 3) is a routine item, and as such, banks, brokers, and other nominees that do not receive voting instructions from beneficial owners may vote on this proposal in their discretion.

        Abstentions and broker non-votes will be included in determining whether a quorum is present at the annual meeting, as they are considered present and entitled to cast a vote on a matter at the meeting (even if, in the case of broker non-votes, they are only entitled to vote on Proposal 3). Abstentions and broker non-votes will not be considered "votes cast," will not be included in vote totals on Proposals 1 and 2 and will not affect the outcome of the votes, on Proposals 1 and 2. Abstentions will not be considered "votes cast" and therefore will not be included in vote totals and will not affect the outcome of the vote for Proposal 3.

        If you sign and return your proxy card without giving specific voting instructions, your shares will be voted consistent with the Board's recommendations.

Right to Revoke Proxy

        If you hold shares of voting stock in your own name as a holder of record, you may revoke your proxy instructions through any of the following methods:

  •
  notify our Executive Vice President, General Counsel and Secretary in writing before your shares of voting stock have been voted at the annual meeting of stockholders;

  •
  sign, date and mail a new proxy card to Broadridge; or

  •
  attend the annual meeting of stockholders and vote your shares of voting stock in person.

        You must meet the same deadline when revoking your proxy as when voting by proxy. See the "—Voting" section of this proxy statement for more information.

        If shares of voting stock are held on your behalf by a broker, bank or other nominee, you must contact them to receive instructions as to how you may revoke your proxy instructions.

Multiple Stockholders Sharing the Same Address

        The SEC rules allow for the delivery of a single copy of an annual report and proxy statement to two or more stockholders who share an address, unless we have received contrary instructions from one or more of the stockholders. We will deliver promptly upon written or oral request separate copies of our annual report and proxy statement to a stockholder at a shared address to which a single copy was delivered. Requests for additional copies of the proxy materials, and requests that in the future separate proxy materials be sent to stockholders who share an address, should be directed to Ashford Hospitality Trust, Inc., Attention: Investor Relations, 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254 or by calling (972) 490-9600. In addition, stockholders who share a single address but receive multiple copies of the proxy materials may request that in the future they receive a single copy by contacting us at the address and phone number set forth in the previous sentence. Depending upon the practices of your broker, bank or other nominee, you may need to contact them directly to continue duplicate mailings to your household. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee. If you hold shares of voting stock in your own name as a holder of record, householding will not apply to your shares.

        If you wish to request extra copies free of charge of any annual report, proxy statement or information statement, please send your request to Ashford Hospitality Trust, Inc., Attention: Investor Relations, 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254 or call (972) 490-9600. You can also obtain copies from our web site at www.ahtreit.com.

Annual Report

        Stockholders may request a free copy of our 2018 Annual Report to Stockholders, which includes our 2018 Form 10-K, by writing to the Corporate Secretary, Ashford Hospitality Trust, Inc., 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254. Alternatively, stockholders may access our 2018 Annual Report to Stockholders on our website at www.ahtreit.com. We will also furnish any exhibit to our 2018 Form 10-K if specifically requested.

Other Matters

        We know of no other matters to be submitted to the stockholders at the annual meeting of stockholders. If any other matters properly come before the stockholders at the annual meeting of stockholders, it is the intention of the persons named on the proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

 ADDITIONAL INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC at 100 F Street N.E., Washington, D.C. 20549-1090. Our SEC filings are available to the public from commercial document retrieval services and on the website maintained by the SEC at www.sec.gov. We make available on our website at www.ahtreit.com, free of charge, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, press releases, charters for the committees of our Board, our Corporate Governance Guidelines, our Code of Business Conduct and Ethics, our code of ethics for our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer and other Company information, including amendments to such documents as soon as reasonably practicable after such materials are electronically filed or furnished to the SEC or otherwise publicly released. Such information will also be furnished upon written request to Ashford Hospitality Trust, Inc., Attention: Investor Relations, 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254 or by calling (972) 490-9600.

        The SEC allows us to "incorporate by reference" information into this proxy statement. That means we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement, except to the extent that the information is superseded by information in this proxy statement.

        This proxy statement incorporates by reference the information contained in our Annual Report on Form 10-K for the year ended December 31, 2018. We also incorporate by reference the information contained in all other documents we file with the SEC after the date of this proxy statement and prior to the annual meeting of stockholders. The information contained in any of these documents will be considered part of this proxy statement from the date these documents are filed.

        Any statement contained in this proxy statement or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

        You should rely only on the information contained in (or incorporated by reference into) this proxy statement to vote on each of the proposals submitted for stockholder vote. We have not authorized anyone to provide you with information that is different from what is contained in (or incorporated by reference into) this proxy statement. This proxy statement is dated April 1, 2019. You should not assume that the information contained in this proxy statement is accurate as of any later date.

ANNEX A—INFORMATION REGARDING NON-GAAP FINANCIAL MEASURES

        In the Chairman's letter to our stockholders accompanying this proxy statement and in the sections of this proxy statement captioned "Summary—2018 Performance Highlights" and "Compensation Discussion & Analysis—2018 Company Performance Highlights" we disclose our Adjusted EBITDAre for the year ended December 31, 2018 (our "2018 Adjusted EBITDAre") and our AFFO per share attributable to common stockholder and OP unitholders for the year ended December 31, 2018 (our "2018 AFFO Per Share"). Those financial measures are considered non-GAAP financial measures under the SEC's rules because they are calculated by excluding or including amounts that are included or excluded in the calculation of comparable measures calculated and presented in accordance with GAAP.

        Below, we tell you briefly how we calculate those non-GAAP financial measures (the "Non-GAAP Financial Measures"), disclose the financial measures calculated and presented in accordance with GAAP or using only measures calculated and presented in accordance with GAAP that we believe is most directly comparable to each Non-GAAP Measure (each, a "Comparable GAAP Measure"), disclose the reasons why we think the Non-GAAP Measures provide our stockholders with useful information about our financial condition and results of operations and provide a reconciliation of each Non-GAAP Measure with its Comparable GAAP Measure.

        When we refer below to a financial measure as being a "reported" financial measure, we are referring to a GAAP financial measure calculated in accordance with GAAP that was presented in our consolidated statement of operations for the year ended December 31, 2018.

        Our net income (loss) for the year ended December 31, 2018 (which we refer to as our "2018 Net Loss") and our net income (loss) per share for the year ended December 31, 2018 are each calculated and presented in accordance with GAAP and appear or are derived from our consolidated statement of operations for the year ended December 31, 2018.

2018 Adjusted EBITDAre

        Non-GAAP Measure:    EBITDA is defined as net income (loss) before interest expense and amortization of premiums and loan costs, net, depreciation and amortization, income taxes, equity in earnings/loss of unconsolidated entities and after the Company's portion of EBITDA of unconsolidated entities. In addition, we include impairment charges on real estate and gain/loss on sale of hotel properties to calculate EBITDAre, as defined by the National Association of Real Estate Investment Trusts ("NAREIT"). We then further adjust EBITDAre to exclude certain additional items such as uninsured hurricane related costs, gain/loss on insurance settlements, write-off of premiums, loan costs and exit fees, other income/expense, net, transaction, acquisition and management conversion costs, legal judgment and related legal costs, dead deal costs and non-cash items such as amortization of unfavorable contract liabilities, non-cash stock/unit-based compensation, unrealized gains/losses on marketable securities, derivative instruments as well as our portion of adjustments to EBITDAre of unconsolidated entities. We exclude items from Adjusted EBITDAre that are either non-cash or are not part of our core operations in order to provide a period-over-period comparison of our operations. EBITDA, EBITDAre and Adjusted EBITDAre as calculated by us may not be comparable to EBITDA, EBITDAre and Adjusted EBITDAre reported by other companies that do not define EBITDA, EBITDAre and Adjusted EBITDAre exactly as we define the terms. EBITDA, EBITDAre and Adjusted EBITDAre do not represent cash generated from operating activities determined in accordance with GAAP and should not be considered as an alternative to (i) GAAP net income or loss as an indication of our financial performance or (ii) GAAP cash flows from operating activities as a measure of our liquidity.

        Comparable GAAP Measure:    Our 2018 Net Loss as reported.

        Why the Non-GAAP Measure is Useful Information to Investors:    We present EBITDA, EBITDAre and Adjusted EBITDAre because we believe these measurements (i) more accurately reflect the ongoing performance of our hotel assets and other investments, (ii) provide more useful information to investors as indicators of our ability to meet our future debt payment and working capital requirements and (iii) provide an overall evaluation of our financial condition.

        Reconciliation:    The following table reconciles net income (loss) to EBITDA, EBITDAre and Adjusted EBITDAre (in thousands)(unaudited):

Net income (loss)	$(156,309)
Interest expense and amortization of premiums and loan costs, net	236,786
Depreciation and amortization	258,458
Income tax expense (benefit)	2,782
Equity in (earnings) loss of unconsolidated entities	(867)
Company's portion of EBITDA of unconsolidated entities (Ashford Inc.)	3,445
Company's portion of EBITDA of unconsolidated entities (OpenKey)	(572)

EBITDA	343,723
Impairment charges on real estate	23,391
(Gain) loss on sale of hotel properties	(475)

EBITDAre	366,639
Amortization of unfavorable contract liabilities	(155)
Uninsured hurricane related costs	(291)
(Gain) loss on insurance settlements	(928)
Write-off of premiums, loan costs and exit fees	8,847
Other (income) expense, net	539
Transaction, acquisition and management conversion costs	863
Legal judgment and related legal costs	1,084
Unrealized (gain) loss on marketable securities	1,013
Unrealized (gain) loss on derivatives	2,178
Dead deal costs	291
Non-cash stock/unit-based compensation	26,939
Company's portion of adjustments to EBITDAre of unconsolidated entities (Ashford Inc.)	4,479
Company's portion of adjustments to EBITDAre of unconsolidated entities (OpenKey)	17

Adjusted EBITDAre	$411,515

2018 AFFO and AFFO Per Share

        Non-GAAP Measure:    We calculate funds from operations ("FFO") and adjusted FFO ("AFFO") in the following table. FFO is calculated on the basis defined by NAREIT, which is net income (loss) attributable to common stockholders, computed in accordance with GAAP, excluding gains or losses on properties, and extraordinary items as defined by GAAP, plus depreciation and amortization of real estate assets, impairment charges on real estate assets, and after adjustments for unconsolidated entities and noncontrolling interests in the operating partnership. Adjustments for unconsolidated entities are calculated to reflect FFO on the same basis. NAREIT developed FFO as a relative measure of performance of an equity REIT to recognize that income-producing real estate historically has not depreciated on the basis determined by GAAP. Our calculation of AFFO excludes write-off of premiums, loan costs and exit fees, uninsured hurricane related costs, other income/expense, transaction, acquisition and management conversion costs, legal judgment and related legal costs, dead deal costs and non-cash items such as gain/loss on insurance settlements, non-cash stock/unit-based compensation, unrealized gains/losses on marketable securities, derivative instruments, amortization of loan costs, as well as our portion of adjustments to FFO related to unconsolidated entities. We exclude items from AFFO that are either non-cash or are not part of our core operations in order to provide a period-over-period comparison of our operating results. AFFO per share is calculated as our AFFO divided by our weighted average diluted shares for the year.

        Comparable GAAP Measure:    Our 2018 Net Loss as reported.

        Why the Non-GAAP Measure is Useful Information:    We consider FFO and AFFO to be appropriate measures of our ongoing normalized operating performance as a REIT. We compute FFO in accordance with our interpretation of standards established by NAREIT, which may not be comparable to FFO reported by other REITs that either do not define the term in accordance with the current NAREIT definition or interpret the NAREIT definition differently than us. FFO and AFFO do not represent cash generated from operating activities as determined by GAAP and should not be considered as an alternative to (i) GAAP net income or loss as an indication of our financial performance or (ii) GAAP cash flows from operating activities as a measure of our liquidity, nor is it indicative of funds available to satisfy our cash needs, including our ability to make cash distributions. However, to facilitate a clear understanding of our historical operating results, we believe that FFO and AFFO should be considered along with our net income or loss and cash flows reported in the consolidated financial statements.

        Reconciliation:    The following table reconciles net income (loss) to FFO and AFFO (in thousands) (unaudited):

Net income (loss)	$(156,309)
(Income) loss from consolidated entities attributable to noncontrolling interests	30
Net (income) loss attributable to redeemable noncontrolling interests in operating partnership	29,313
Preferred dividends	(42,577)

Net income (loss) available to common stockholders	(169,543)
Depreciation and amortization on real estate	258,227
(Gain) loss on sale of hotel properties	(475)
Net income (loss) attributable to redeemable noncontrolling interests in operating partnership	(29,313)
Equity in (income) loss of unconsolidated entities	(867)
Impairment charges on real estate	23,391
Company's portion of FFO of unconsolidated entities (Ashford Inc.)	1,524
Company's portion of FFO of unconsolidated entities (OpenKey)	(581)

FFO available to common stockholders and OP unitholders	82,363
Write-off of premiums, loan costs and exit fees	8,847
(Gain) loss on insurance settlements	(928)
Uninsured hurricane related costs	(291)
Other (income) expense, net	539
Transaction, acquisition and management conversion costs	863
Legal judgment and related legal costs	1,084
Unrealized (gain) loss on marketable securities	1,013
Unrealized (gain) loss on derivatives	2,178
Dead deal costs	291
Non-cash stock/unit-based compensation	26,939
Amortization of loan costs	21,435
Company's portion of adjustments to FFO of unconsolidated entities (Ashford Inc.)	907
Company's portion of adjustments to FFO of unconsolidated entities (OpenKey)	21

Adjusted FFO available to common stockholders and OP unitholders	$145,261

Adjusted FFO per diluted share available to common stockholders and OP unitholders	$1.26

Weighted average diluted shares	115,466

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ASHFORD HOSPITALITY TRUST, INC. ATTN: ROBERT G. HAIMAN 14185 DALLAS PARKWAY SUITE 1100 DALLAS, TX 75254 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E66416-P20617 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. ASHFORD HOSPITALITY TRUST, INC. The Board of Directors unanimously recommends you vote FOR the following: For Withhold For AllTo withhold authority to vote for any individual AllAllExceptnominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. ! ! ! 1. Election of Directors Nominees: 01) Monty J. Bennett 02) Benjamin J. Ansell, M.D. 03) Amish Gupta 04) Kamal Jafarnia 05) Frederick J. Kleisner 06) Sheri L. Pantermuehl 07) Alan L. Tallis For Against Abstain The Board of Directors unanimously recommends you vote FOR proposals 2 and 3. ! ! ! ! ! ! 2. To approve, on an advisory basis, the compensation of the named executive officers. 3. To ratify the appointment of BDO USA, LLP, a national public accounting firm, as our independent auditors for the fiscal year ending December 31, 2019. NOTE: To transact any other business that may properly come before the annual meeting of stockholders or any adjournment of the annual meeting. ! For address changes and/or comments, please check this box and write them on the back where indicated. Please indicate if you plan to attend this meeting. ! Yes ! No Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and 2018 Annual Report are available at www.proxyvote.com. E66417-P20617 ASHFORD HOSPITALITY TRUST, INC. ANNUAL MEETING OF STOCKHOLDERS - May 16, 2019 This Proxy is solicited by the Board of Directors of the Company The undersigned having received notice of the 2019 Annual Meeting of Stockholders of Ashford Hospitality Trust, Inc. (the "Company") and management's Proxy Statement therefor, and revoking all prior proxies, hereby appoint(s) Mr. Robert G. Haiman and Mr. Deric S. Eubanks (with full power of substitution), as proxies of the undersigned to attend the 2019 Annual Meeting of Stockholders of the Company to be held on Thursday, May 16, 2019 and any adjourned sessions thereof, and there to vote and act upon the matters listed on the reverse side in respect of all shares of common stock of the Company which the undersigned would be entitled to vote or act upon, with all powers the undersigned would possess if personally present. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR ITEMS 2 AND 3. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. (If you noted any Address Changes/Comments above, please mark the corresponding box on the reverse side.) CONTINUED AND TO BE SIGNED ON REVERSE SIDE Address Changes/Comments: